As filed with the Securities and Exchange Commission on November 26, 2018

 Registration No. 333-228358

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NAMI CORP.
(Exact name of registrant as specified in its charter)

Nevada	3420	61-1693116
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Unit M2-3, Level M2, The Vertical Podium,
Avenue 3, Bangsar South City,
No 8 Jalan Kerinchi,
59200 Kuala Lumpur, Malaysia

+603 – 2242 4913

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:

Yue Cao, Esq.

Gilbert Bradshaw, Esq.

Wilson Bradshaw & Cao, LLP

9110 Irvine Center Drive

Irvine, CA 92618

Tel: (657)-888-4792

ycao@wbc-law.com

State Agent and Transfer Syndicate, Inc.

112 North Curry Street

Carson City, NV 89703

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☐	Smaller reporting company:	☒
		Emerging Growth Company:	☒

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Common stock, par value $0.001 per share	322,388,472	$0.30	$96,716,541.6	$11,722.04

________________

(1)	Registration fee has been paid via Fedwire.
(2)

The offering price was estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange, but is traded as of the date of this prospectus on the OTC Pink Market.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.
(4)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Dated: __________, 2018

PROSPECTUS

322,388,472 shares of common stock

We are an emerging growth company. This prospectus relates to the sale of up to 322,388,472 shares of our common stock by persons who received shares of our common stock in our stock dividend distribution in August 2018 and by persons who purchased shares of our common stock in private placements that we effected from April to September 2017. The recipients of stock dividends and purchasers of common stock in such private placements whose shares are being registered for resale are referred to in this prospectus as the selling stockholders.

The selling stockholders may sell common stock from time to time in the principal market on which the stock will be traded at the prevailing market price or in negotiated transactions. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this prospectus. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Our common stock is currently quoted on the OTC Pink market under the symbol “NINK.” On November 26, 2018, the last quoted price of our common stock as reported on the OTC Pink market was $2.15 per share.

Each selling stockholder may be considered an “underwriter” within the meaning of the Securities Act of 1933, as amended.

We will pay the expenses of this offering.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 7 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 26, 2018

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EXPLANATORY NOTE

Nami Corp . (the “Company”) filed a Registration Statement on Form S-1 with the Securities and Exchange Commission on November 13 , 2018. The Company is filing this Amendment to update management’s discussion and analysis of financial condition and results of operations and financial statements of SBS Mining Corp. Malaysia Sdn. Bhd. (hereinafter referred to as “SBS”) as of Se ptember 30, 2018 and to file the Report of Independent Registered Public Accounting Firm for the audited financials of SBS as of June 30, 2018 and 2017 , which were inadvertently omitted.

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Unless otherwise specified, the information in this prospectus is set forth as of November 26, 2018, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

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PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to “NINK,” the “Company,” “our company,” “we,” “us” and “our,” we mean Nami Corp., a Nevada corporation. This prospectus contains forward-looking statements and information relating to the Company. See “Cautionary Note Regarding Forward Looking Statements” on page 14.

Our Company

The Company was incorporated in the State of Nevada on September 5, 2012. November 30th was established as the Company’s fiscal year end. On July 4, 2018, our Board of Directors approved changing our fiscal year-end from November 30 to June 30 as a result of the Acquisition of SBS Mining Corp. Malaysia Sdn. Bhd. (hereinafter referred to as “SBS”). We were initially created to engage in developing a built in safe with a combination lock that can store personal and/or valuable items, inside of backpacks, carry-on luggage and suitcases. Since its inception and until the acquisition of SBS, the Company was a development stage company without significant assets or revenue.

On October 31, 2016, a change in control of the Company occurred by virtue of the fact that our largest shareholder sold 60,750,000 shares of our common stock to our current Chairman, Ong Tee Keat, an individual residing in Malaysia, which represented 60.22% of our total issued and outstanding shares of common stock at that time. The 60,750,000 shares sold represented all of the shares of our common stock owned by such prior shareholder.

On October 31, 2016, we filed a Certificate of Amendment with the Nevada Secretary of State (the “Nevada SOS”) whereby we amended our Articles of Incorporation by (a) increasing our authorized number of shares of common stock from 200 million to 5 billion; and (b) increasing all of our issued and outstanding shares of common stock at a ratio of seven (7) shares for every one (1) share held. Our Board of Directors approved this amendment on October 26, 2016.

On November 3, 2016, we filed Articles of Merger with the Nevada SOS whereby we entered into a statutory merger with our wholly-owned subsidiary, NAMI Corp. pursuant to Nevada Revised Statutes 92A.200 et. seq. The effect of such merger is that NAMI Corp. was the surviving entity and we changed our name to “NAMI Corp.”

Acquisition of SBS

On July 12, 2018, we completed a reverse acquisition transaction through a share exchange with GMCI Corp (“GMCI”), the sole SBS shareholder, whereby we acquired 100% of the outstanding common shares of SBS from GMCI in exchange for the issuance of a total of 720,802,346 shares of our common stock to GMCI, representing 102.08% of our pre-merger issued and outstanding shares of common stock. As a result of the reverse acquisition, SBS became our wholly-owned subsidiary and the former SBS Shareholder, GMCI, became our controlling stockholder. The share exchange transaction was treated as a recapitalization, with SBS as the acquirer and the Company as the acquired party for accounting purposes. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of SBS. SBS, founded on August 14, 2008, is a Malaysian corporation primarily engaged in bauxite financing, shipping, and trading activities for certain other mineral ores and mining and exploration of properties located in Malaysia.

Immediately prior to the Share Exchange, GMCI owned all of the issued and outstanding common stock of SBS. As a result of our acquisition of SBS, we now own all of the issued and outstanding common stock of SBS. Subsequent to the closing of the Share Exchange Agreement, we conduct our operations through our controlled consolidated subsidiary SBS. SBS is primarily engaged in mining and exploration of properties located in Malaysia.

On July 19, 2018, the Company was notified that the Board of GMCI deemed it to be in the best interests of GMCI and its stockholders for GMCI to approve and declare a dividend of restrictive shares of Nami to the stockholders of GMCI, on a pro rata basis, determined in accordance with the number of shares of capital stock of GMCI held by such stockholders, thereby transferring ownership of 100% of the outstanding restricted shares of Nami owned directly by GMCI to the stockholders of GMCI (collectively, the “Nami Stock Dividend”). The Nami Stock Dividend was completed on August 21, 2018.

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JOBS Act

Recently the United States Congress passed the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which provides for certain exemptions from various reporting requirements applicable to public companies that are reporting companies and are also “emerging growth companies.” We are an “emerging growth company” as defined in Section 3(a) of the Exchange Act (as amended by the JOBS Act, enacted on April 5, 2012), and we will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer,” as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company for the foreseeable future.

Generally, a registrant that registers any class of its securities under Section 12 of the Exchange Act is required to include in the second and all subsequent annual reports filed by it under the Exchange Act a management report on internal control over financial reporting and, subject to an exemption available to registrants that meet the definition of a “smaller reporting company” in Exchange Act Rule 12b-2, an auditor attestation report on management’s assessment of internal control over financial reporting. However, for so long as we continue to qualify as an emerging growth company, we will be exempt from the requirement to include an auditor attestation report in our annual reports filed under the Exchange Act, even if we do not qualify as a “smaller reporting company”. In addition, as an emerging growth company, we are able to avail ourselves to the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and to not present to our stockholders a nonbinding advisory vote on executive compensation, obtain approval of any golden parachute payments not previously approved or present the relationship between executive compensation actually paid and our financial performance. We have irrevocably elected to comply with new or revised accounting standards even though we are an emerging growth company.

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The Offering

This prospectus covers shares being offered for resale by the selling stockholders, which shares were issued by us in private placements that we effected from April to September 2017 and in distribution of stock dividend that we effected in August 2018. The holders of shares of our common stock described in this paragraph are the selling stockholders under this prospectus.

ABOUT THIS OFFERING

Securities Being Offered	Up to 322,388,472 shares of common stock of Nami Corp. to be sold by selling stockholders.

Common Stock Outstanding Prior to the Offering	1,426,927,346

Common Stock Outstanding After the Offering	1,426,927,346

Offering Price Per Share	The shares offered under this prospectus by the selling stockholders may be sold at a fixed price of $0.30 per share for the duration of the offering.

Terms of the Offering	The selling stockholders will determine the terms relative to the sale of the shares of our common stock offered hereby.

Termination of the Offering	The offering will conclude when all of the 322,388,472 shares of common stock have been sold or at a time when our company, in its sole discretion, decides to terminate the registration of the shares.

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 8.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Notes Regarding Forward-Looking Statements” immediately following these risk factors for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Related to our Business

We have never generated any significant revenues, have a history of losses and cannot assure you that we will ever become or remain profitable.

We have not yet generated any significant revenue from operations, and, accordingly, we have incurred net losses every year since our inception. As of September 30, 2018, the Company reported a loss of approximately $204,000 . At June 30, 2018 and 2017, the Company reported a net loss of $459,704 and $525,393, respectively. In addition, as of September 30, 2018, the Company had a working capital deficit of approximately $2.6 million with cash on hand of approximately $39,000 and at June 30, 2018, the Company had a working capital deficit of approximately $2.15 million with cash on hand less than $20,000. The Company’s auditor’s report for the year ended June 30, 2018 includes an explanatory paragraph to their audit opinion stating that the Company’s recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. The Company has funded the majority of its activities through related party loans and financing. Although the Company plans to enter into sea sand mining business, the Company continues to anticipate net losses and negative cash flow for the foreseeable future. There can be no assurance that the Company’s revenues will be sufficient for us to become profitable or thereafter maintain profitability. We may also face unforeseen problems, difficulties, expenses or delays in implementing our business plan.

Our cash requirements are significant. The failure to raise additional capital will have a significant adverse effect on our financial condition and our operations.

If we decide to execute SBS’s business plan of sea sand mining, our cash requirements and expenses will be significant. We require significant cash outlay but have no committed funding if JHW is issued the sea sand mining permits with our current financial position as of June 30, 2018. SBS is also obligated to pay JHW a refundable payment in amount of RM 500,000 which shall accrue and become payable upon the issuance of Final Approval by the Government of Malaysia for us to start mining and extraction of the approved sea sand area.

We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional financing to continue these operations.

We believe that our existing capital resources are not adequate to enable it to execute its business plan and as of the date of these financial statements and has no firm commitment for either additional debt or equity financing available to it in order to meet our current commitments. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. We estimate that we will require additional cash resources during fiscal 2018 and beyond based on our current operating plan and condition. We expect cash flows from operating activities to improve, primarily as a result of an increase in revenue and a decrease in certain operating expenses, although there can be no assurance thereof. If we fail to generate positive cash flow or obtain additional financing, when required, we may have to modify, delay, or abandon some or all of our business and expansion plans.

Failure to timely pay SBS Preference Share Dividends could result in a loss of control of our only operating subsidiary

SBS is currently attempting to raise RM 50,000,000 (approximately USD$12.4 million) through a private offering of up to 18% Redeemable Cumulative Preference Shares at the offering price of RM 1.0 per share (the “Preference Shares”). To date of this filing, the Company has sold 280,000 12% preference shares. These preference shares contain a provision which requires SBS to pay the preferred dividend on a quarterly basis (the “Preferred Dividend”). In the event that SBS fails to timely pay the Preferred Dividend, the holders of the preference shares are granted the ability to vote on a share equivalent basis as the Company on all general corporate matters so long as the preference Dividend remains unpaid. Should the Company sell more than 600,000 preference shares and become late in payment in of the Preferred Dividend, the preference shareholders would, in effect, be able to take control of SBS and effect any changes they so desire. This loss of control of SBS could result in a material adverse effect to NAMI Corp. shareholders because SBS is the only current operating subsidiary of the Company and contains as of the date of this Registration Statement, nearly all of the assets of the Company.

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Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations and have a material adverse effect on our financial condition, operating results and growth prospects.

Our success to date has been largely due to the contributions of the expertise and advisories of our board of directors and key management team. The continued success of our business is very much dependent on the experience of the members of our management team and the goodwill that they have developed in the industry to date. As a result, our continued success is dependent, to a large extent, on our ability to retain the services of our management team and key personnel. The loss of the services of any of our management team or key personnel due to resignation, retirement, illness or otherwise without suitable replacement or the inability to attract and retain qualified personnel would have a material adverse effect on our operations and may reduce our profitability and the return on your investment. We do not currently maintain key person insurance covering our key personnel. We are currently working on the key person insurance and also the business continuity plan.

Our core business in mining is dependent on obtaining all required permits and licenses to place any properties into production.

SBS’s current and future operations, including development activities and commencement of production, require permits from governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, and other matters. Companies engaged in mineral property exploration and the development or operation of mines and related facilities generally experience increased costs, as well as delays in production and other schedules as a result of the need to comply with applicable laws, regulations, and permits. We cannot predict if all permits that we may require for exploration, development, or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations, and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

Our current revenue stream from bauxite trading is currently being generated by one customer.

In the event that such customer reduces its amount of bauxite trading, our revenue stream will be materially impaired unless we are able to expand our customer base. Although we expect for the foreseeable future to diversify our revenue stream and customer base into sea sand industry, we cannot assure you that we will be able to increase our customer base or retain our sole customer.

Unilateral rescission of agreement by our partners could have an adverse effect on our business, financial condition and growth prospects.

Notwithstanding that we now retain a good partnership with our partners, there is the possibility that our partners will not obtain business licenses or deliver products on schedule or will terminate the agreement unilaterally, which will cause adverse effect on our business.

Government Regulation

The mining industry is subject to extensive regulation by Malaysian government agencies and local authorities. These regulations are laws dictating such matters as licensing requirements, trade and pricing practices, permitted distribution channels, advertising and relations with wholesalers and retailers. In addition, new regulations or requirements or increases in excise taxes, income taxes, property and sales taxes and international tariffs, could materially adversely affect the financial results of the Company. The Company can provide no assurance that there will not be future legal or regulatory challenges to the industry, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

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Mining operations are subject to extensive and costly environmental laws and regulations, and such current and future laws and regulations could materially increase our operating costs or limit our ability to produce and sell our mining products and services.

The mining industry is subject to numerous and extensive Malaysian federal, state and local environmental laws and regulations, including laws and regulations pertaining to permitting and licensing requirements, air quality standards, plant and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, the storage, treatment and disposal of wastes, protection of wetlands, surface subsidence from underground mining, and the effects that mining has on groundwater quality and availability. The costs, liabilities and requirements associated with these laws and regulations are significant, time-consuming and may delay commencement or continuation of our operations.

We do not carry business interruption insurance so we could incur unrecoverable losses if our business is interrupted

We are subject to risk inherent to our business, including equipment failure, theft, natural disasters, industrial accidents, labor disturbances, business interruptions, property damage, product liability, personal injury and death. We do not carry any business interruption insurance or third-party liability insurance or other insurance to cover risks associated with our business. As a result, if we suffer losses, damages or liabilities, including those caused by natural disasters or other events beyond our control and we are unable to make a claim against a third party, we will be required to bear all such losses from our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

The lack of expertise in U.S. GAAP among the staff of our finance department could result in errors in our filings.

The books and records of SBS, our operating entity, are maintained in accordance with bookkeeping practices that are customary in Malaysia. The staff of our finance department, which prepares those financial statements, has extensive experience with Malaysia GAAP, but very limited experience with U.S. GAAP. Therefore, in order to file with the SEC our consolidated financial statements prepared in accordance with U.S. GAAP, we have engaged an independent consultant who makes the adjustments to the financial statements of SBS necessary to achieve compliance with U.S. GAAP, then performs the consolidation required to produce the consolidated financial statements of SBS. Because that consultant, who is not present in our executive offices, is the only participant in the preparation of our financial statements possessing a familiarity with U.S. GAAP, there is a risk that the persons responsible for the initial classifications of the elements of our financial results will err in making those classifications, which will cause our reported financial statements to be erroneous. Any such errors, besides being misleading to investors, could result in subsequent restatements, which could have an adverse effect on the perception of the Company among investors.

Our management has limited experience in managing and operating a public company. Any failure to comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our management has no experience managing and operating a public company and will rely in many instances on the professional experience and advice of third parties including our attorneys and accountants. Few members of our middle and top management staff were educated and trained in the Western system. As a result, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet U.S. standards. Therefore, we rely on the expertise on the professional independent accountants, financial and corporate advisors engaged by us based in U.S, in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002, as amended. This reduces significant deficiencies or material weaknesses in our internal controls, which could impact the reliability of our financial statements and prevent us from complying with the U.S. Securities and Exchange Commission (“SEC”) rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002, as amended. Failure to comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition and could result in delays in developing of an active and liquid trading market for our common stock. To the extent that the market place perceives that we do not have a strong financial staff and financial controls, the market for, and price of, our stock may be impaired.

Risks Related to Doing Business in Malaysia

We face the risk that changes in the policies of the Malaysian government could have a significant impact upon the business we may be able to conduct in Malaysia and the profitability of such business.

Policies of the Malaysian government can have significant effects on the economic conditions of Malaysia. A change in policies by the Malaysian government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. We cannot assure you that the government will continue to pursue current policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting Malaysia's political, economic and social environment.

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Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of the RM against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in Malaysia's political and economic conditions. The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RM and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RM relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. As we rely entirely on revenues earned in Malaysia, any significant revaluation of RM may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into RM for our operations, appreciation of the RM against the U.S. dollar could cause the RM equivalent of U.S. dollars to be reduced and therefore could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert our RM into U.S. dollars for the purpose of making dividend payments on our common stock or for other business purposes and the U.S. dollar appreciates against the RM, the U.S. dollar equivalent of the RM we convert would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a change to our operations and a reduction in the value of these assets.

Because our principal assets are located outside of the United States and all of our directors and all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and directors or to enforce a judgment of a United States court against us or our officers and directors in the PRC.

All of our directors and officers reside outside of the United States. In addition, substantially all of our assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the U.S. or Malaysia and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in Malaysian courts.

Failure to comply with the U.S. Foreign Corrupt Practices Act and Malaysia anti-corruption laws could subject us to penalties and other adverse consequences.

We are required to comply the Malaysia’s anti-corruption laws and the United States Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in Malaysia. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our brand and reputation, our sales activities or the price of our ordinary shares could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

We do not have liability business interruption, litigation or natural disaster insurance.

We do not have any business liability, disruption insurance or any other forms of insurance coverage for our operations in Malaysia because our business is still in planning and early stage. Any potential liability, business interruption, litigation or natural disaster may result in our business incurring substantial costs and the diversion of resources.

Because we derive all of our revenue from outside of the United States, we are subject to the risks of doing business internationally, including periodic foreign economic downturns and political instability, which may adversely affect our sales and cost of doing business in those regions of the world.

Factors relating to the operation of our business outside of the United States may have a material adverse effect on our business, financial condition and results of operations in the future, including:

•	fluctuations in exchange rates;
•	the imposition of governmental controls or changes in government regulations, including tax regulations;
•	export license requirements;
•	restrictions on the export of technology;
•	compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act and export control laws;
•	restrictions on transfers of funds and assets between jurisdictions;
•	geo-political instability; and
•	trade restrictions, import/export duties and changes in tariffs.

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In the future we may seek to expand our presence in certain foreign markets or enter emerging markets. Evaluating or entering into an emerging market may require considerable management time, as well as start-up expenses for market development before any significant sales and earnings are generated. Operations in new foreign markets may achieve low margins or may be unprofitable, and expansion in existing markets may be affected by local political, economic and market conditions. As we continue to operate our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and the other risks noted above. The impact of any one or more of these factors could materially adversely affect our business, financial condition and results of operations.

Risks Relating to our Common Stock

Our common stock is thinly traded and largely illiquid.

Our stock is currently quoted on the OTC Markets (OTC Pink). Being quoted on the OTC Pink market has made it more difficult to buy or sell our stock and from time to time has led to a significant decline in the frequency of trades and trading volume. Continued trading on the OTC Pink market will also likely adversely affect our ability to obtain financing in the future due to the decreased liquidity of our shares and other restrictions that certain investors have for investing in OTC Pink market traded securities. While we intend to eventually apply for a listing on the Nasdaq Stock Market (“Nasdaq”) or another stock exchange when our company is eligible, there can be no assurance when or if our common stock will be listed on Nasdaq or another stock exchange.

The market price of our stock is subject to volatility.

Because our stock is thinly traded, its price can change dramatically over short periods, even in a single day. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk. The market price of our common stock could fluctuate widely in response to many factors, including:

•	developments with respect to patents or proprietary rights;
•	announcements of technological innovations by us or our competitors;
•	announcements of new products or new contracts by us or our competitors;
•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;
•	changes in financial estimates by securities analysts and whether any future earnings of ours meet or exceed such estimates;
•	conditions and trends in our industry;
•	new accounting standards;
•	general economic, political and market conditions and other factors; and
•	the occurrence of any of the risks described in this prospectus.

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You may have difficulty selling our shares because they are deemed “penny stocks”.

Because our common stock is not quoted on the Nasdaq National Market or Nasdaq Capital Market or listed on a national securities exchange, if the trading price of our common stock remains below $5.00 per share, which we expect for the foreseeable future, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction before the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer and current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and the ability of holders of our common stock to sell their shares.

Because our shares are deemed “penny stocks,” FINRA rules make it difficult to remove restrictive legends.

Rules put in place by the Financial Industry Regulatory Authority (FINRA) require broker-dealers to perform due diligence before depositing unrestricted common shares of penny stocks, and as such, some broker-dealers, including large national firms, are refusing to deposit previously restricted common shares of penny stocks. As such, it may be more difficult for purchasers of shares in our private securities offerings to deposit the shares with broker-dealers and sell those shares on the open market.

We have no dividend policy at this juncture, stockholders will only benefit from owning common stock if it appreciates in value.

We have never declared or paid a cash dividend to stockholders. We intend to establish a dividend policy once the Company starts generating revenue and earnings.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section titled “Risk Factors” incorporated by reference herein. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not assume any obligation to update any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law. In the light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

With respect to shares of our common stock that may be offered and sold from time to time by the selling stockholders, we will receive no proceeds from the sale of shares of our common stock pursuant to this offering.

DIVIDEND POLICY

We cannot provide any assurance that we will declare or pay cash dividends on our common stock. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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CAPITALIZATION

The following table sets forth our capitalization as of  September 30, 2018.

September 30, 2018
Total liabilities	$2,711,867

Stockholders’ equity (deficit):	$(2,372,617)

Total capitalization	$339,250

DILUTION

The net tangible book value of our company as of September 30, 2018 was a deficit of $2,633,132 or  approximately ($0.00) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

None of the proceeds from the sale of 322,388,472 shares of common stock offered by the selling stockholders will be paid to our company. Therefore, our net tangible book value will be unaffected by such sales.

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MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are not traded on a national exchange; rather, they are traded on the OTC Pink Market under the symbol “NINK”. On November 26, 2018 the closing bid price for one share of common stock was $2.15. The following table sets forth, for the periods indicated, the high and low trade prices for our common stock as reported on the OTC PINK Market. During 2018 and 2017 our common stock did not trade above $3.

On November 1, 2016, our common stock was verified for trading on OTCQB Marketplace under the trading symbol NINK. Prior to that time, there was no public market for our stock. The following table sets forth for the indicated periods the high and low intra-day sales price per share for our common stock on the OTC Pink for the three quarters of 2018, for the four quarters of 2017, and for the two quarters of 2016.

	High	Low
2018: First Quarter	$2.35	$2.20
2018: Second Quarter	$2.35	$1.80
2018: Third Quarter	$2.15	$1.80

2017: First Quarter	$1.50	$0.60
2017: Second Quarter	$2,21	$1.10
2017: Third Quarter	$2.45	$1.65
2017: Fourth Quarter	$2.40	$1.55

2016: Third Quarter	$0.01	$0.01
2016: Fourth Quarter	$0.65	$0.01

Holders of our Common Stock

As of November 26, 2018, 1,426,927,346 shares of our common stock were outstanding and held of record by approximately 278 stockholders of record.

Securities Authorized for Issuance Under Equity Compensation Plans

We have not adopted an Equity Compensation Plan.

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DESCRIPTION OF BUSINESS

OUR COMPANY

We conduct our operations through our controlled consolidated subsidiary SBS Mining Corp. Malaysia Sdn. Bhd. (hereinafter referred to as “SBS”). SBS, founded on August 14, 2008, is a Malaysian corporation primarily engaged in trading activities for certain mineral ores and mining and exploration of properties located in Malaysia.

OUR CORPORATE HISTORY AND BACKGROUND

The Company was incorporated in the State of Nevada on September 5, 2012. November 30th has been established as the Company’s fiscal year end. On July 4, 2018, the Board of Directors of the Company approved changing the fiscal year-end of the Company from November 30 to June 30 as a result of the SBS Acquisition. The Company was initially created to engage in developing a built in safe with a combination lock that can store personal and or valuable items, inside of backpacks, carry-on luggage and suitcases. Since its inception and until the acquisition of SBS, the Company was a development stage company without significant assets or any revenue.

On October 31, 2016, a change in control of the Company occurred by virtue of the Company's largest shareholder sold 60,750,000 shares of the Company’s common stock to the Company’s current Chairman , Ong Tee Keat, an individual residing in Malaysia, which represented 60.22% of the Company’s total issued and outstanding shares of common stock at that time. Such 60,750,000 shares sold represented all of the shares of the Company’s common stock owned by such prior shareholder.

On October 31, 2016, the Company filed a Certificate of Amendment with the Nevada Secretary of State (the “Nevada SOS”) whereby it amended its Articles of Incorporation by (a) increasing the Company’s authorized number of shares of common stock from 200 million to 5 billion; and (b) increasing all of its issued and outstanding shares of common stock at a ratio of seven (7) shares for every one (1) share held. The Company’s Board of Directors approved this amendment on October 26, 2016.

On November 3, 2016, the Company filed Articles of Merger with the Nevada SOS whereby it entered into a statutory merger with its wholly-owned subsidiary, NAMI Corp. pursuant to Nevada Revised Statutes 92A.200 et. seq. The effect of such merger is that the Company was the surviving entity and changed its name to “NAMI Corp.”

Acquisition of SBS

On July 12, 2018, we completed a reverse acquisition transaction through a share exchange with GMCI, the sole SBS shareholder, whereby we acquired 100% of the outstanding shares of SBS from GMCI in exchange for issuance of a total of 720,802,346 shares of our common stock to GMCI, representing 102.08% of our pre-merger issued and outstanding shares of common stock. As a result of the reverse acquisition, SBS became our wholly-owned subsidiary and the former SBS Shareholder, GMCI, became our controlling stockholder. The share exchange transaction was treated as a recapitalization, with SBS as the acquirer and the Company as the acquired party for accounting purposes. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of SBS.

Immediately prior to the Share Exchange, GMCI owned all of the issued and outstanding capital stock of SBS. As a result of our acquisition of SBS, we now own all of the issued and outstanding capital stock of SBS. Subsequent to the closing of the Share Exchange Agreement, we conduct our operations through our controlled consolidated subsidiary SBS. SBS is primarily engaged in mining and exploration of properties located in Malaysia.

On July 4, 2018, the Board of Directors of the Company approved changing the fiscal year-end of the Company from November 30 to June 30 as a result of the SBS Acquisition.

On July 19, 2018, the Company was notified that the Board of GMCI deemed it to be in the best interests of GMCI and its stockholders for GMCI to approve and declare a dividend of restrictive shares of Nami to the stockholders of GMCI, on a pro rata basis, determined in accordance with the number of shares of capital stock of GMCI held by such stockholders, thereby transferring ownership of 100% of the outstanding restrictive shares of Nami owned by GMCI to the stockholders of the GMCI (collectively, the “Nami Stock Dividend”). The Nami Stock Dividend was completed on August 21, 2018.

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OVERVIEW

SBS, founded in August 14, 2008, is a Malaysian corporation primarily engaged in bauxite financing and trading, as well as mining and exploration of properties located in Malaysia.

SBS is located at No 1, 1st Floor, Lorong Sekilau 1, Bukit Sekilau, 25200 Kuantan, Pahang Darul Makmur, Malaysia.

On March 26, 2015, GMCI entered into a Share Exchange Agreement (the “GMCI Agreement”) with all of the shareholders of SBS. Pursuant to the GMCI Agreement, GMCI acquired 600,000 shares of capital stock of SBS (the “Original SBS Shares”) from the SBS original shareholders (the “SBS Original Shareholders”) and in exchange issued 500,000,000 restricted shares of its common stock to the SBS Original Shareholders.

The 600,000 Original SBS Shares constituted all of the issued and outstanding shares of SBS and were held by a total of three (3) shareholders, including the GMCI's sole director and Chief Executive Officer, Mr. Lok Khing Ming. Mr. Lok Khing Ming owned ten percent (10%) of Original SBS Shares, or 60,000 shares. The remaining shares were owned by Mr. Liew Chin Loong (90,000 shares; 15%), who resides in Malaysia and LYF & Son Realty Sdn. Bhd., a Malaysian corporation (450,000 shares; 75%). Pursuant to the GMCI Agreement, Mr. Lok received 50 million shares of the GMCI's common stock; Mr. Liew received 75 million shares; and LYF & Son Realty Sdn. Bhd. received 375 million shares, respectively. As a result of the GMCI Agreement, SBS became a wholly owned subsidiary of GMCI and GMCI carried on the business of SBS as its primary business. The closing of the GMCI Agreement occurred on April 23, 2015.

In August 2018, SBS designated a new class of preferred equity, designated up to 18% redeemable cumulative preference shares, in its attempt to raise capital for business expansion and exploration of mining activities. SBS authorized the issuance of up to 50 million shares at the issue price of RM 1.0 per share. The new preferred equity carries a cumulative of up 18% preferred dividend, payable on a quarterly basis, based on the issue price of the preferred security. The Preferred Dividend will have priority to any payment of dividends on the common equity of SBS. The preferred shares automatically convert to NAMI Corp common shares at the rate of USD $1.50 on the value translated into USD of each redeemable cumulative preference share at the company redemption date which is the 2nd anniversary of the issuance date. In the event of the liquidation or winding up of SBS, the preferred shares are entitled to distributions prior to any amounts distributed to the common equity holders of SBS. The holders of the preferred shares, so long as the cumulative preferred dividend is timely paid each quarter, have no general voting rights, but have rights to vote on any matters that effect the provisions of the preference shares. In the event that SBS fails to make its quarterly dividend payment on a timely basis, the holders of the preferred equity receive the right to vote on any and all general corporate matters of SBS on a 1 for 1 basis with the number of preferred shares held. In August 2018, SBS commenced an equity raise of up to RM 50,000,000 (approximately $12.4 million USD) through the issuance of cumulative 12% redeemable preference shares and as of the date of this filing, we have raised RM 280,000 (approximately $70,000 USD).

Products and Suppliers

Bauxite Financing

Until 2016, SBS was focused on exploration activities in order to develop properties for producing metal ores, such as iron ore, bauxite and tin ore. SBS held licenses to two (2) properties located in Malaysia and on which it was prospecting for iron ore mining. The total mining area included as part of those two (2) licenses consisted of 100 (hectares (247 acres). At the time that the GMCI Agreement was concluded (approximately the second quarter of 2015), the market price for iron ore was between $45 and $65. SBS believed that there would be a downward trend for iron ore prices and eventually the market price fell below $45 in December 2015. Therefore, SBS commenced a plan to move into financing bauxite mining and trading in the surrounding area. In January 2016, SBS' two (2) licenses expired and as a result of the lack of economic viability in the marketing of iron ore, management determined not to renew these licenses upon expiration.

SBS provides financing for the acquisition, stockpiling storage, exporting and shipment of bauxite ore from Malaysia. Currently, SBS has provided funding to Sincere Pacific Mining (M) Sdn. Bhd. (“Sincere Pacific”) to purchase and sell and export bauxite through a verbal agreement. Sincere Pacific is considered as a related party as Mr. Liew Chin Loong, is also a fifty percent (50%) owner and a director of Sincere Pacific.

SBS and Sincere Pacific have verbally agreed to work in partnership to acquire and arrange transport for stockpiled bauxite shipments to Mainland China. Services required for the loading, processing and transport of bauxite from mine sites to the port will be provided by SBS and Sincere Pacific directly. Sincere Pacific has agreed to manage all labor, processing, transport and export of the ore until such time as the parties have concluded a total of seven (7) shipments.

Sincere Pacific holds a special permit from the government of Malaysia which allows it to hold up to 1.8 million metric tonnes (all tonnes referred to herein are metric) of bauxite stockpile for shipment at Felda Bukit Goh, Kuantan. This permit has no expiration date. Sincere Pacific and SBS intend to conclude approximately seven (7) shipments under this permit. As of June 30, 2018, the two parties have concluded five shipments and expect the remaining two shipments to be concluded in the 3rd or 4th quarter of 2018. On March 22, 2018, Sincere Pacific obtained an additional bauxite export license for a total tonnage of 124,160.67 metric tonnes. The permit expired on April 30, 2018. No shipment was delivered during this period. Sincere Pacific acquires or purchases bauxite from multiple sources in Malaysia for selling the ore to customers in China.

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Upon purchasing bauxite in Malaysia, Sincere Pacific processes the ore in its facilities, then stockpiles the ore pending shipment. Each shipment of bauxite consists of up to 55,000 metric tonnes. SBS does not take physical possession of the minerals at any time. It has been agreed between the parties that SBS shall receive a commission based on the gross amount of washed bauxite tonnage of up to 20,000 metric tonnes per shipment. Thereafter, if successful, the two parties will enter a formal agreement with respect to further shipments under newly negotiated terms. It is anticipated that the sales price obtained by Sincere Pacific for unwashed bauxite could gross a total of US$24.50 to US$26.00 per dry and delivered metric tonne, free on board stowed and trimmed, subject to certain penalties or bonus based on the percentage of certain mineral compounds present (primarily aluminum oxide and silicon dioxide). Sincere Pacific issues payment to SBS upon successful conclusion of shipments, at an agreed US$1.00 per delivered dry tonne, net any applicable fees such as storage, etc. The parties intend to formalize a written agreement for future mineral trading activities following successful conclusion of approximately seven (7) shipments whereby SBS will receive commissions on up to 140,000 gross tonnes.

However, the price at which Sincere Pacific sells a shipment of bauxite is subject to negotiation and current market prices. Therefore, this average net income of US$1.00 per tonne payable to SBS is subject to adjustment and possible volatility.

To date, Sincere Pacific has completed five (5) shipments of bauxite and SBS has provided Sincere Pacific with $614,226 (RM$2,504,769) of financing used towards a portion of these shipments. Of the total financing advanced by SBS, $186,744 (RM$800,000) has been repaid by Sincere Pacific as of the date of this filing. Through June 30, 2018, SBS has received revenue of $84,271 (RM$350,306) in commissions from Sincere Pacific from its bauxite trading operations.

Currently bauxite trading business between SBS and Sincere Pacific is the only source of income for SBS.

Sea Sand Mining

On August 30, 2017, SBS entered into a partnership agreement with JHW Holdings Sdn Bhd (“JHW”), a private limited company incorporated in Malaysia, to establish a venture for sea sand mining and dredging at the site of Peninsular Malaysia coast line. Pursuant to the agreement, JHW has submitted an application (the “Application”) to the government of Malaysia to extract and explore sea sand in an area of approximately 1,113km2 located at the coastline of State of Terengganu, Malaysia (the “Area”) on June 14, 2017 and the said Application was approved on August 29, 2017 subject to conditions for JHW to complete quantitative and qualitative studies of sand resources, hydrographic measurement, hydraulic study of computerized models, and environmental impact assessment (“EIA”) report within six months of the approval subject to renewal and extension. On September 8, 2017, JHW applied for revision of the Area to 383 km2 and revision approval had been obtained on November 7, 2017. JHW is responsible to carry out and submit to relevant authorities all necessary study reports including but not limited to EIA report, feasibility and hydraulic studies in respect of the Area upon approval (the “Final Approval”) of the Application. SBS is responsible to bear all costs and expenses to be incurred with respect to such applications. SBS has the exclusive rights to operate mining and extraction in the Area and is responsible for planning the operation, supervision, coordination, management and implementation of the mining operations of the Area. Data collection (field work) for EIA report processing has been completed and the report has been reviewed and approved by thirteen government departments and agencies including Fishery, Sociobiological, and Environmental departments. Currently, SBS is pending the final approval from the Ministry of Water, Land and Natural Resources and Environment which will grant us permission to start mining and extraction of sea sand in the Area. SBS has agreed to pay JHW a refundable payment in amount of RM 500,000 which shall accrue and become payable upon the issuance of Final Approval of the Area by the Government of Malaysia. SBS agrees that net income from the operation of the mining activities in the Area shall be divided 25% to JHW and 75% to SBS. The Agreement shall be terminated upon irrevocable rejection for Final Approval of the said Application of the said area. JHW expects to receive the Final Approval from government of Malaysia in the 4th quarter ended December 2018.

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The general location of the sea sand mining area is provided in the map below.

JHW Sdn Bhd Sand Concession Coordinates(WGS84)
LAT LONG
A 04 18 39.529N 103 41 01.171E
B 04 21 23.355N 103 41 00.469E
C 04 21 23.923N 103 43 12.487E
D 04 18 40.094N 103 43 13.181E
Off Kemaman, Terengganu
Total Area: 20.48km2
A
B
C
D

OUR INDUSTRY

Bauxite Trading

The shipments and demand for bauxite from Malaysia has increased, as illustrated by the fact that the People's Republic of China (“China”) imported 14 times more bauxite from Malaysia in November 2014 than in March 2014, after an export ban in Indonesia stopped supplies of the ore to China, which is the world's biggest consumer of industrial metals. As at the date of this report, the ban imposed on Indonesia has been lifted, which could lessen China's increased purchase of bauxite from Malaysia. (see http://www.themalaymailonline.com/money/article/indonesias-bauxite-ban-malaysias-boom#Y9AbyelSfUL4o1Uj.97)

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Bauxite mines are springing up in Malaysia and shipping an increasing amount to China, helping fill the gap left when Indonesia banned ore exports in January 2015.

According to an article published on March 2, 2017, on Fairplay.IHS.com, China is the world's largest aluminum producer, representing 54% of the global primary aluminum production. Bauxite is the raw material used for the production of aluminum. China will need around 130 million tonnes of bauxite each year to feed its aluminum industry. In 2016, China imported 51.8 million tonnes of bauxite. (see http://fairplay.ihs.com/commerce/article/4282936/bauxite-shipments-set-for-shake-up)

In 2014, Malaysia exported 3.2 million tonnes of bauxite globally, compared to 154,044 metric tonnes in 2013. In 2015, Malaysia exported 24.3 million tonnes, resulting in $1.1 billion of revenue to exporters. China accounts for 99% of Malaysia's export of bauxite. In 2016, the government of Malaysia halted all mining activities and ordered to clear about the country's huge stockpile inventory of bauxite, requiring all exports to be done pursuant to approved permits issued by the Malaysian government. This ban on the mining of bauxite remains in place as of the date of this filing. As a result, Malaysia exported 7.4 million metric tonnes of bauxite in 2016. (see http://www.alcircle.com/bauxite/newscircle/market/detail/26443/malaysia-exported-24-million-tons-of-bauxite-to-china-in-2015-up-650-yoy) The Department of Statistics of Malaysia has not published the official export amount of bauxite from Malaysia for the year 2017 and 2018.

Sea Sand Mining

The process of sea sand mining is extracting sand from the ocean bed with heavy machinery. Then sands are dredged and stored into bunkers or vessels which will be shipped to a buyer’s destination. In commercial businesses, sands are mainly used as construction materials (brick, concrete, and roads) and for land reclamation (also known as landfills). In addition, a full Environmental Impact Assessment (EIA) must be carried out to ensure the mining is done responsibly, keeping in balance with wildlife and ecosystem within its vicinity.

The demand for sea sand has soared globally mostly for industrial and land reclamation purposes. According to the United Nation Commodity Trade Statistics Database (UN COMTRADE), international trades value has increased six fold in the last 25 years. (source link: http://comtrade.un.org). The Department of Mineral & Geoscience Malaysia in 2015 reported that Singapore is Malaysia’s largest importers for sand & gravel (47%), followed by Thailand (29%) and Vietnam (14%). (source link: http://www.nre.gov.my)

COMPETITION

Currently, we do not have any direct competition with respect to the specific properties we hold licenses to. Sincere Pacific is one of the few holders of Approved Permits in Malaysia to export bauxite. It has little competition in terms of purchasing and exporting bauxite.

In terms of developing our business plan and conducting exploration and later deposit development, we expect to compete for qualified geological and environmental experts to assist us in our exploration of mining prospects, as well as any other consultants, employees and equipment that we may require in order to conduct our operations.

Currently, there is significant competition for financial capital to be deployed in mining and material extraction. Therefore, it is difficult for smaller companies such as us to attract investment for its exploration activities. We cannot give any assurances that we will be able to compete for capital funds, and without adequate financial resources management cannot assure that the Company will be able to compete in exploration activities and ultimately in material deposit development, production and sales.

MARKETS, SALES AND DISTRIBUTION

If we are able to obtain the Final Approval from relevant government authorities and decide to proceed with our sea sand mining business, we plan to distribute and sell sand to customers from the neighboring countries such as Singapore, Thailand, Vietnam, Brunei and Cambodia. Overall demand for sand in the market is high. Singapore remains the largest importer for sand for land reclamation, by filling the sea along its coast with imported sand, Since 1960 Singapore has expanded its physical size by 24%. (source link: http://www.bloomberg.com/news/articles/2017-10-30/singapore-is-finding-it-harder-to-grow-literally). The Department of Mineral & Geoscience Malaysia in 2015 reported that Singapore is Malaysia’s largest importers for sand & gravel (47%), followed by Thailand (29%) and Vietnam (14%). (source link: http://www.nre.gov.my)

In Vietnam, scientists from the Vietnam Institute of Transport Science & Technology (“ITST”) warns that the domestic supply of natural sand is nearing an end and could be depleted by 2022 due to excessive exploitation (source link: http://www.straitstimes.com/asia/se-asia/vietnam-to-run-out-of-sand-in-5-years-say-experts). Furthermore, illegal mining activities in Vietnam reaches epidemic proportions where the Deputy Ministry of Public Security, Senior Lieutenant General, Le Quy Yong had detected more than 4,300 violations in more than 8,000 inspections in the past years. (source link: http://www.asiaone.com/asia/illegal-sand-mining-vietnam-reaches-epidemic-proportions).

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In Indonesia, the locals resist sand mining & construction of artificial islands due to potential harm to fish stocks and environment. Report shows locals mount fierce resistance against sand mining and land reclamation in Makassar as well as southern tip of Indonesia Sulawesi island and this has puts on hold by the provincial government (source link: http://www.business-humanrights.org/en/indonesia-locals-resist-sand-mining-and-construction-of-artificial-islands-due-to-potential-harm-to-fish-stocks-and-environment).

Cambodia bans exports of coastal sand, mainly to Singapore. Cambodia has outlawed sand exports when it is primarily funneled in huge quantities to Singapore. However, it appears that previous bans had failed to stem the export (source link: http://www.asiaone.com/singapore/cambodia-bans-exports-coastal-sand-mainly-singapore). Furthermore, internal reports from the United Nations questioned Cambodia’s sand exports where UN data showed that Cambodia had exported $752 million worth of sand to Singapore. In spite of such reports of wide-scale exports, Cambodia only reported $5 million worth of trade value exported to Singapore. This large-scale dredging would certainly have an adverse impact on the natural environment and the local communities (source link: http://www.rfa.org/english/news/cambodia/sand-storm-11022016160124.html).

Due to our neighboring countries having prohibited exporting sand due to adverse environmental impact, Malaysia is seeing a higher demand for sea sand in the export markets.

INTELLECTUAL PROPERTY

SBS has no significant intellectual property as of the date of this filing.

PROPERTIES

(1) Office lease 1

On July 10, 2015, SBS entered into a two-year lease commencing August 1, 2015 for office premises in Lorong 3/137C, Off Jalan Klang Lama, 58000 Kuala Lumpur. Under the terms of the lease the Company will pay monthly rent of $606 at current exchange rate (RM 2,600) and shall be responsible for all monthly utilities. The Company has paid a deposit of two months' rent and a deposit for utilities with a cumulative total of $1,823 (RM 7,800). The annual lease commitment, exclusive of utilities is noted below: Fiscal 2018 - $606 (RM 2,600). The lease was expired in July 2017.

(2) Office lease 2

On July 25, 2016 and September 15, 2016 respectively the Company entered into lease agreements for two individual corporate offices at Tower 1, Avenue 3, The Horizon, Bangsar South City, Kuala Lumpur, Malaysia 59200. The leased premises occupy a total of 5,652 square feet on level 1 and 5,773 square feet on level 5, and each allowed for one month free rent in order to renovate and occupy the space.

Under the terms of the lease(s) the Company will pay monthly rent of $7,242 USD (RM 31,086) for Level 1 and $7,397 (RM 31,752) for Level 5, and shall be responsible for all monthly utilities. The Company has recorded deferred rent for each of the Level 1 and Level 5 leases in the amount of one month's rent respectively for each of the leases in order to account for the free month of occupancy included in the terms of the lease. Deferred rent is being amortized over the term of the leases. Security deposits of two months' rent for Level 1 and Level 5 totaling $43,917 (RM 188,513), and a deposit for utilities with a cumulative total of $7,320 (RM 31,419) were remitted by a related party. The annual lease commitments, exclusive of utilities is noted as: Fiscal 2018 - $175,670 (RM 754,056).

The two leases were terminated on March 31, 2018.

(3) Office lease 3

Currently, a director of SBS has leased shared office space for SBS operations the cost of which is $355 (RM$1,500 per month), the use of which is provided to the Company free of charge by the SBS director. The operating office is located at No 1, 1st Floor, Lorong Sekilau 1, Bukit Sekilau, 25200 Kuantan, Pahang Darul Makmur, Malaysia.

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REGULATION

Because our operating subsidiary SBS is located in Malaysia, our business is regulated by the national and local laws of Malaysia. We believe our conduct of business complies with existing Malaysia laws, rules and regulations.

Bauxite exports require Approved Permits issued by the Ministry of Malaysia. Sincere Pacific was issued an Approved Permit which can be renewed with the Malaysian government.

The exploration and development of a mining prospect in Malaysia is subject to regulation by a number of governmental authorities. The regulations address many environmental issues relating to air, soil and water contamination and apply to many mining related activities including exploration, mine construction, mineral and ore extraction, ore milling, water use, waste disposal and use of toxic substances.

☐

The Mineral Development Act of 1994 (“MDA”) defines the powers of the Federal Government on matters pertaining to the inspection and regulation of mineral exploration, mining and other related issues. The legislation is enforced by the Department of Minerals and Geosciences of Malaysia.

☐

The State Mineral Enactment (“SME”) provides that each State has its own legislation to govern mining activities within its jurisdiction. The State Mineral Enactment provides the States with the powers and rights to issue mineral prospecting and exploration licenses and mining leases and other related matters.

☐

Continental Shelf Act of 1966 is an Act relating to continental shelf of Malaysia, the exploration thereof and the exploitation of its natural resources. Application of license for mining activities on getting sand from sea-bed is regulated under this Act.

In addition, we are subject to regulations relating to labor standards, occupational health and safety, mine safety, general land use, export of minerals and taxation. Many of the regulations require permits or licenses to be obtained and the filing of certain notices, the absence of which or inability to obtain will adversely affect the ability for us to conduct our exploration, development and operation activities. The failure to comply with the regulations and terms of permits and licenses may result in fines or other penalties or in revocation of a permit or license or loss of a prospect.

INSURANCE

Insurance companies in Malaysia offer limited business insurance products. While business interruption insurance is available to a limited extent in Malaysia, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we could face liability from the interruption of our business as summarized under “Risk Factors – Risks Related to Our Business – We do not carry business interruption insurance so we could incur unrecoverable losses if our business is interrupted.

LEGAL PROCEEDINGS

Our company is not a party to any material legal proceedings.

PRINCIPAL ADDRESS

Our principal address is located at Unit M2-3, Level M2, The Vertical Podium, Avenue 3, Bangsar South City, No 8 Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia. Our telephone number is +603 – 2242 4913.

24

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this registration statement (see note below). The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to those discussed below and elsewhere in this annual report.

Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

We conduct our operations through our consolidated subsidiary SBS Mining Corp. Malaysia Sdn. Bhd. (hereinafter referred to as “SBS”). SBS, founded in August 14, 2008, is a Malaysian corporation primarily engaged in mining and exploration of properties located in Malaysia. It is located at No 1, 1st Floor, Lorong Sekilau 1, Bukit Sekilau, 25200 Kuantan, Pahang Darul Makmur, Malaysia.

NAMI Corp. (the “Company”) was incorporated in the State of Nevada on September 5, 2012. The Company was initially created to engage in developing a built in safe with a combination lock that can store personal and or valuable items, inside of backpacks, carry-on luggage and suitcases. Since its inception and until the acquisition of SBS, the Company was a development stage company without significant assets or any revenue.

On October 31, 2016, the Company filed a Certificate of Amendment with the Nevada Secretary of State (the “Nevada SOS”) whereby it amended its Articles of Incorporation by (a) increasing the Company’s authorized number of shares of common stock from 200 million to 5 billion; and (b) increasing all of its issued and outstanding shares of common stock at a ratio of seven (7) shares for every one (1) share held. On November 3, 2016, the Company filed Articles of Merger with the Nevada SOS whereby it entered into a statutory merger with its wholly-owned subsidiary, NAMI Corp. pursuant to Nevada Revised Statutes 92A.200 et. seq. The effect of such merger is that the Company was the surviving entity and changed its name to “NAMI Corp.”

Recent Developments

Acquisition of SBS

On July 4, 2018, we entered into a Share Exchange Agreement with SBS, and GMCI Corp, the shareholder of SBS, pursuant to which on closing date of July 12, 2018 we acquired all of the outstanding shares of SBS Shares from the GMCI in exchange for an issuance of 720,802,346 shares of our common stock, representing approximately 102.08% of our outstanding shares of common stock. We closed the Share Exchange transaction on July 12, 2018. Based on the negotiation between the parties, both parties agreed that after the transaction, our former shareholders shall own 49.49% while the GMCI shall own 50.51% of the capital stock of the Company. Pursuant to the Share Exchange Agreement, the Company acquired SBS, a Malaysian corporation whose primary business is mining and exploration of properties located in Malaysia. The SBS Acquisition was accounted for as a “reverse acquisition” effected as a recapitalization effected by a share exchange, wherein SBS is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized. As a result of the SBS Acquisition, our consolidated subsidiaries include SBS, our wholly-owned subsidiary which is incorporated under the laws of Malaysia.

SBS was incorporated on August 14 2008 with the name SBS Legacy Corp Malaysia Sdn Berhad with an authorized share capital of RM100,000 and paid in capital of RM3. It changed to its current name of SBS Mining Corporation Malaysia Sdn Bhd on March 28, 2013. As of March 31 2018, SBS has registered share capital of RM600,000 at RM1 per share. Subsequent to the closing of the Share Exchange Agreement, we conduct our operations through our controlled consolidated subsidiary SBS. SBS is primarily engaged in mining and exploration of properties located in Malaysia. SBS operating office is located at No 1, 1st Floor, Lorong Sekilau 1, Bukit Sekilau, 25200 Kuantan, Pahang Darul Makmur, Malaysia.

Under US GAAP, when a registrant is a public shell, as defined under the Securities Act, and acquires an operating company through the issuance of greater than 50% of the its outstanding stock, the transaction is treated as a recapitalization of the operating company and not as a business combination. As part of that reporting, the financial statements of the registrant are replaced for all periods prior to the acquisition by those of the operating company. Because of this, all of the following discussions regarding results of operations and liquidity and financial condition as of June 30, 2018 and 2017 are those of our subsidiary SBS, and do not include any information on NAMI Corp.

25

Comparison of the three months ended September 30, 2018 and 2017

Results of Operations

Going Concern

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation. We expect we will require additional capital to meet our long term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities. In August 2018, we commenced an equity raise of up to MYR 50,000,000 (approximately $12.4 million USD) through the issuance of cumulative 12% redeemable preference shares and as of the date of this filing, we have raised MYR 280,000 (approximately $70,000 USD). We can make no assurance that we will be able to raise adequate funds through this offering.

The following summary of our results of operations should be read in conjunction with our financial statements for the three months ended September 30, 2018, and 2017, which are included herein.

Our operating results for three months ended September 30, 2018, and 2017, and the changes between those periods for the respective items are summarized as follows:

	Three months ended
	September 30,
	2018	2017	Change	%
Sales	$-	$49,281	$(49,281)	100%

Operating expenses	173,983	118,080	(55,903)	-47%
Other Expense	30,057	27,404	(2,653)	-10%
Net loss	$(204,040)	$(96,203)	$107,837	-112%

Other Comprehensive Income (Loss):	$47,450	$(25,278)	$72,728	288%
				-
Comprehensive loss	$(156,590)	$(121,481)	$35,109	-29%

The Company did not recognize any revenues for the three months ended September 30, 2018. In the three months ended September 30, 2017, the Company earned revenue from its bauxite trading activities and concluded shipments for an additional 60,000 tonnes of gross washed bauxite (net dry weight of 49,006 tonnes) for net commissions of $49,281 converted at agreed rates of conversion to RM of between 3.857 and 4.3021 for total proceeds of MYR 210,005, after adjustment for certain offset required.

Our financial statements reported a net loss of $204,040 for the three months ended September 30, 2018 compared to a net loss of $96,203 for the three months ended September 30, 2017. Our losses have increased, primarily as a result of a decrease in operating expenses of $61,753. The decrease in operating expenses was primarily the result professional and other consulting fees incurred by our parent Nami Corp. The amounts shown for the three months ended September 30, 2017 are only those of SBS.

Other expense increased to $30,057 for the three months ended September 30, 2018, compared to $27,404 for the three months ended September 30, 2017. Other expense related to interest expense imputed for our non-interest bearing advances from related parties. We expect interest expense to increase in future periods until such time as we are able to generate profitable operations and begin to repay our advances from our directors and entities related to our directors.

Should we be successful in our efforts to raise additional capital and are able to successfully close one or more of our outstanding offers to purchase mining and explorations rights and thus begin exploration and mining operations, we expect that our expenses to increase substantially.

26

Liquidity and Financial Condition

Working Capital

	September 30,	June 30,	Change	Change
	2018	2018	Amount	%
Cash	$39,248	$19,072	$20,176	106%

Current Assets	$78,735	$22,840	$55,895	245%
Current Liabilities	$2,711,867	$2,170,420	$541,447	25%
Working Capital	$(2,633,132)	$(2,147,580)	$(485,552)	23%

Our working capital deficit increased as of September 30, 2018, as compared to June 30, 2018, primarily due to an increase in current liabilities from Nami Corp. The amounts shown for June 30, 2018 are only those for SBS.

In the coming quarters, prior to obtaining any permits or licenses, our largest cash outlays will be in regards to (1) professional fees for work performed for our reporting as part of NAMI Corp and (2) for the consultants as part of their work performed to respond to any additional requests received from governmental authorities as part of the process of obtaining approval for the permits and licenses. In the coming quarters we will be required to pay our consultants.

In addition, we are currently in negotiations with a related entity, Nami Development Capital Sdn Bhd (“NDC”), to enter into a management services agreement or relationship in which NDC provides us with executive, technical and support staff, offices and other resources, instead of the Company hiring and acquiring all of those resources directly. At this time, those negotiations are still in preliminary stages, and no estimate is currently available for our expected costs.

Cash Flows

	Three months ended
	September 30,		Change
	2018	2017	Amount
Cash Flows provided by (used in) operating activities	$(229,539)	$(39,885)	$(189,654)
Cash Flows used in investing activities	$(13,597)	$186,135	$(199,732)
Cash Flows used in financing activities	$264,885	$(132,146)	$397,034
Effects on changes in foreign exchange rate	$(1,573)	$289	$(1,862)
Net decrease in cash during period	$20,176	$14,393	$(34,569)

Operating Activities

Net cash used in operating activities was $229,539 for the three months ended September 30, 2018 compared with net cash used in operating activities of $39,885 in the same period in 2017.

During the three months ended September 30, 2018, cash provided by operating activities consisted of a net loss of $204,040, depreciation, depletion, amortization and impairment of $2,810, imputed interest on non-interest bearing related party advances contributed as paid in capital of $33,064, and changes in prepayment of $21,430, other receivable and deposits of $9,247 and accounts payable and accrued liabilities of $30,696.

During the three months ended September 30, 2017, cash used in operating activities consisted of a loss of $96,203, depreciation of $12,006, rent expenses contributed to additional paid in capital of $352, imputed interest contributed as paid in capital of $27,404, and changes in other receivable and deposits of $657, and deferred rent expenses of $1,956, and accounts payable and accrued liabilities of $17,855.

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Investing Activities

Net cash used in investing activities was $13,597 for the three months ended September 30, 2018, compared to $186,135 provided by financing activities in the same period in 2017. During the three months ended September 30, 2018 the Company purchased $13,597 of property and equipment. During the three months ended September 30, 2017, the Company was repaid $187,932 of investment in mineral trading, related party, and property and equipment of $1,797 was purchased.

Financing Activities

Net cash from financing activities was $264,885 for the three months ended September 30, 2018, compared to $132,149 used in financing activities in the same period in 2017. Net cash from financing activities for the three months ended September 30, 2018 included $9,773 from the issuance of Series A Preferred stock, $270,276 from advances received from related parties, offset by $15,164 repayments of related party advances. Net cash from financing activities for the three months ended September 30, 2017 included $132,146 repayments of related party advances.

Comparison of Years Ended June 30, 2018 and 2017

Results of Operations

Going Concern

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation. We expect we will require additional capital to meet our long-term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities. In August 2018, we commenced an equity raise of up to RM 50,000,000 (approximately $12.4 million) through the issuance of cumulative 12% redeemable Preferred Shares and as of the date of this filing, we have raised RM 280,000 (approximately $70,000 ). We can make no assurance that we will be able to raise adequate funds through this offering.

The following summary of our results of operations should be read in conjunction with our financial statements for the years ended June 30, 2018 and 2017, which are included herein.

Our operating results for the year ended June 30, 2018, and June 30, 2017 and the changes between those periods for the respective items are summarized as follows:

	Year ended
	June 30,
	2018	2017	Change	%
Sales	$51,534	$32,737	$18,797	57%
				-
Operating expenses	387,340	457,955	(70,615)	(15)%
Other Expense	123,898	100,175	23,723	24%
Net loss	$(459,704)	$(525,393)	$65,689	(13)%
				-
Other Comprehensive Income (Loss):	$(97,152)	$68,370	$(165,522)	(242)%
				-
Comprehensive loss	$(556,856)	$(457,023)	$(99,833)	22%

We commenced operations in regards to trading in bauxite during the year ended June 30, 2017. During the year ended June 30, 2018 the Company earned revenue from its bauxite trading activities and concluded shipments for an additional 60,000 tonnes of gross washed bauxite (net dry weight of 49,006 tonnes) for net commissions of $51,534 converted at agreed rates of conversion to RM of between 3.857 and 4.3021 for total proceeds of RM 210,005, after adjustment for certain offset required. While we expect Sincere to have additional tonnage available for shipment in the following year, we can make no assurances that we will have additional trading revenue in fiscal 2019. In future periods, should we be successful and obtain the permits and licenses we have submitted, we expect operations, and therefore revenues, to increase substantially above the current levels.

Our financial statements reported a net loss of $459,704 for the year ended June 30, 2018 compared to a net loss of $525,393 for the year ended June 30, 2017. Our losses have decreased, primarily as a result of a decrease in operating expenses of $70,615. The decrease in operating expenses was primarily the result of a decrease in payroll of $77,303. After March 31, 2018, we reduced staff and operating activities while we wait upon governmental review at the state and federal levels in Malaysia for our permit and license applications for sea sand mining operations and export sales. In future periods, should we be successful and obtain the permits and licenses we have submitted, we expect operations to increase substantially above the current levels of operations.

Other expense increased to $123,898 for the year ended June 30, 2018, compared to $100,175 for the year ended June 30, 2017. Other expense related to interest expense imputed for our non-interest bearing advances from related parties. We expect interest expense to increase in future periods until such time as we are able to generate profitable operations and begin to repay our advances from our directors and entities related to our directors.

Should we be successful in our efforts to raise additional capital and are able to successfully close one or more of our outstanding offers to purchase mining and explorations rights and thus begin exploration and mining operations, we expect that our expenses to increase substantially.

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 Liquidity and Financial Condition

Working Capital

	June30, 2018	June 30, 2017	Change	%
Current assets	$22,840	$253,107	$(230,267)	(91)%
Current liabilities	$2,170,420	$1,766,969	$403,451	23%
Working capital (deficit)	$(2,147,580)	$(1,513,862)	$(633,718)	42%

Our working capital deficit increased as of June 30, 2018, as compared to 2017, primarily due to a decrease in current assets and an increase in current liabilities. The decrease in current assets was primarily due to a decrease in deposit on Mineral property of $186,372. The increase in current liabilities was primarily due to an increase in amount due to related parties of $252.445, other payables and accruals of $99,555 and stock payable of $59,530.

In the coming quarters, prior to obtaining any permits or licenses, our largest cash outlays will be in regards to (1) professional fees for work performed for our reporting as part of NAMI Corp and (2) for the consultants as part of their work in submitting for our permits and licenses and the work performed to respond to any additional requests received from governmental authorities as part of the process of obtaining approval for the permits and licenses. In the coming quarters we will be required to pay our consultants. Included in our accrued expenses as of June 30, 2018 are fees for these consultants of approximately RM 243,000 (approximately $60,000 USD) and in addition, based on certain milestones within our contract, the consultants are due an additional RM 323,000 (approximately $80,000 USD) upon successfully completing those milestones.

In addition, we are currently in negotiations with a related entity, Nami Development Capital Sdn Bhd (“NDC”), to enter into a management services agreement or relationship in which NDC provides us with executive, technical and support staff, offices and other resources, instead of the Company hiring and acquiring all of those resources directly. At this time, those negotiations are still in preliminary stages, and no estimate is currently available for our expected costs.

Cash Flows

	Year ended
	June 30,
	2018	2017	Change	%
Cash provided by (used in) operating activities	$12,512	$(216,726)	$229,238	(106)%
Cash used in investing activities	$(38,090)	$(34,814)	$(3,276)	9%
Cash provided by financing activities	$33,563	$255,833	$(222,271)	(87)%

Cash and cash equivalents on hand	$19,072	$9,852	$9,220	94%

Operating Activities

Net cash provided by operating activities was $12,512 for the year ended June 30, 2018 compared with net cash used in operating activities of $216,726 in the same period in 2017.

During the year ended June 30, 2018, cash provided by operating activities consisted of a net loss of $459,704, depreciation, depletion, amortization and impairment of $42,018, imputed interest on non-interest bearing related party advances contributed as paid in capital of $123,898, expenses directly paid by related party of $162,008, and changes in other receivable and deposits of $56,236 and accounts payable and accrued liabilities of $96,389, offset by change in deferred rent expenses of $8,333.

During the year ended June 30, 2017, cash used in operating activities consisted of a loss of $525,393, depreciation of $41,219, rent expenses contributed to additional paid in capital of $1,400, imputed interest contributed as paid in capital of $100,175, expenses directly paid by related party of $159,386, and changes in other receivable and deposits of $926 and deferred rent expenses of $8,091, offset by an decrease in accounts payable and accrued liabilities of $2,530.

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Investing Activities

Net cash used in investing activities was $38,090 for the year ended June 30, 2018, compared to $34,814 used in financing activities in the same period in 2017. During the year ended June 30, 2018, the Company received $192,245 from a receipt of trading advance, and used cash for concession costs of $229,367 and purchase of plant and equipment of $968. During the year ended June 30, 2017, property and equipment of $34,814 was purchased.

Financing Activities

Net cash from financing activities was $33,563 for the year ended June 30, 2018, compared to $255,833 from in financing activities in the same period in 2017. Net cash from financing activities for the year ended June 30, 2018 included $57,673 from stock payable and $257,672 from advances received from related parties, offset by $281,782 repayments of related party advances. Net cash from financing activities for the year ended June 30, 2017 included $893,748 from advances received from related parties, offset by $637,915 repayments of related party advances.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with GAAP, which requires management to make certain estimates and assumptions and apply judgments. We base our estimates and judgments on historical experience, current trends and other factors that management believes to be important at the time the financial statements are prepared and actual results could differ from our estimates and such differences could be material. Due to the need to make estimates about the effect of matters that are inherently uncertain, materially different amounts could be reported under different conditions or using different assumptions. On a regular basis, we review our critical accounting policies and how they are applied in the preparation our financial statements. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as included in this Annual Report, for disclosures regarding the Company's critical accounting policies and estimates.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the valuation of common stock and options issued as stock based compensation.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of our financial statements. The Company's management believes that these recent pronouncements will not have a material effect on our company's financial statements.

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MANAGEMENT

Directors and Executive Officers

Prior to October 31, 2016, our Board of Directors consisted of Mr. Bunloet Srihanorm as sole director. Effective December 13, 2016, the Board of Directors (the “Board”) of the Company appointed Mr. Ong Tee Keat as Chairman of the Board of Directors and Mr. Bunloet Srihanorm resigned as sole director from the Company. On June 22, 2017, the Board expanded from one (1) member to three (3) members. In connection with this expansion, the Board appointed Nik Ismail Bin Nik Yusoff and Abdul Aziz bin Haji Jaafar as members of the Board. On August 23, 2017, the Board expanded from three (3) members to four (4) members. In connection with this expansion, the Board appointed Soh Ooi Tech as a member of the Board.

In addition, effective December 13, 2016, the Board of Directors (the “Board”) of the Company appointed Mr. Ong Tee Keat as CEO, Secretary, and Treasurer. On July 1, 2017, Mr. Ong Keat Tee resigned from his position as Treasurer and Chief Financial Officer. On the same day, the Board appointed Mr. Lew Sze How as the Company’s Chief Financial Officer.

On July 4, 2018, the Board of the Company appointed Lok Khing Ming as Executive Director and secretary of the Company. Mr. Ong Tee Keat resigned from his position as Chief Executive Officer and secretary, and the Board appointed Mr. Calvin Chin as Chief Executive Officer, Ms. Chantel Chan as Chief Operation Officer of compliance, Mr. SN Loh as Chief Operation Officer of operations, Mr. Lew Sze How as Chief Financial Officer of compliance, and Mr. MW Jason Chan as Chief Financial Officer of operations effective as of July 4, 2018.

The following description sets forth the name, age, and position of our officers and directors. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.

Name	Age	Position(s)
Ong Tee Keat	62	Chairman
Nik Ismail bin Nik Yusoff	71	Independent Non-Executive Director
Abdul Aziz bin Abdul Jaafar	62	Independent Non-Executive Director
Soh Ooi Tech	38	Independent Non-Executive Director
Lok Khing Ming	49	Executive Director
Calvin Chin	42	Chief Executive Officer
Chantel Chan	58	Chief Operation Officer – Compliance
SN Loh	45	Chief Operation Officer – Operations
Lew Sze How	43	Chief Financial Officer – Compliance
MW Jason Chan	44	Chief Financial Officer – Operations

Ong Tee Keat, Chairman

Mr. Ong holds a Bachelor of Engineering (BE) in Mechanical Engineering from University of Malaya in 1981. Mr. Ong spent the early part of his professional career in the private sector as an Engineer. He joined Wagon Engineering Sdn Bhd as a Mechanical Engineer in 1981; William Jacks Sdn Bhd, Malaysia as a Sales Engineer in 1983; and Transtrade (M) Sdn Bhd, Malaysia as a Sales Manager in 1984. In 1985, he was a Senior Engineer and Marketing Manager for Wagon Engineering Sdn Bhd.

Mr. Ong served as a Political Secretary to Minister in Malaysia Federal Cabinet from 1986 to 1990; a Member of Parliament for Ampang Jaya, Malaysia from 1989 to 2004; a Member of Parliament for Pandan, Malaysia from 2004 to 2013; a Deputy Speaker of the House of Representatives, Parliament of Malaysia from 1990 to 1999; a Deputy Minister for Youth & Sports, Malaysia from 1999 to 2006; a Deputy Minister for Higher Education, Malaysia from 2006 to 2008; a Minister for Transport, Malaysia from 2008 to 2010.

Mr. Ong was also a columnist for Chinese daily Sin Chew Jit Poh, with articles running from 1979 to 1986.

With Mr. Ong at the helm, his vast technical and business acumen drives the Company’s overall direction, business and value.

Nik Ismail Bin Nik Yusoff

Mr. Nik Ismail Bin Nik Yusoff was appointed as Chairman of the Board of Directors for AT Systematization Berhad on May 24, 2015 and continues to hold that position. From 2001 to 2013, Mr. Nik was a Member of the Board of Directors of Malaysian AE Models Holdings Berhad, an investment holding company, which engages in designing, manufacturing, installing, and marketing material handling and conveyor systems and parties primarily to the automation industry in Malaysia.

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Abdul Aziz bin Haji Jaafar

Mr. Abdul Aziz bin Haji Jaafar is currently a member of the Board of Directors of Malacca Economic Council (MAPEN), located in Malaysia. From 2013 to 2015, Mr. Abdul served on the Board of Trustees for the Malaysian Institute of Defense and Security (MiDAS), a Malaysian company located in Kuala Lumpur which is a professional research institution on issues of defense and security. From 2010 to 2012 he served as the Chairman for Armed Forces Welfare, Social and Sports Club (KSSKA). From 2008 to 2015, Mr. Abdul Aziz served as a member of the Board of the Malaysian Defense Council, located in Kuala Lumpur, which ensures coordinated and orderly development of the defense industry section in Malaysia. From 2008 to 2015, he served as the Vice President of Armed Forces Cooperatives (Koperasi Tentera), a financial institution located in Kuala Lumpur, Malaysia. From 2008 to 2015, Mr. Abdul served as a member of the Board of SME Ordnance (SMEO) Sdn Bhd., a Malaysian defense company located in Batu Arang. From 2008 to 2015 he served as a member of the Board of Boustead Naval Shipyard (BNS) Sdn Bhd., a Malaysian company located in Perak, which builds various types of naval and commercial vessels and provides extensive depot level maintenance services.

Soh Ooi Tech

Mr. Soh Ooi Tech is the Marketing Director of Pro Road Sdn. Bhd., which was engaged in the trading of liquor since year 2007 throughout Malaysia, and counties within Asia. His responsibilities include developing the company’s marketing strategy, including campaigns, events, digital marketing, public relations, tracking changes in supply and demand, identifying clients’ current and future needs, and monitoring the competition. Mr. Soh’s mandate is to provide a wide range of quality liquors, wines and beers from top brands at affordable prices and services to all clients.

Mr. Lok Khing Ming, Executive Director

Mr. Lok served as the Chief Executive Officer, President, Treasurer and sole director of GMCI Corp from December 2014 until October 2016 and was subsequently resigned from his office positions and appointed as the Chairman of the Board of GMCI Corp in October 2016. Mr. Lok Khing Ming was previously the managing director of SBS. Mr. Lok's responsibilities include leading the exploration for mining opportunities in and around Malaysia, developing business strategies and implementing the company's marketing plan. From 2007 to 2010, Mr. Lok was the General Manager of Asia East Coast Mining Sdn. Bhd., a company engaged in gold mining.

In November 1991, Mr. Lok earned a Diploma in Electronic Engineering from the Federal Institute of Technology, Malaysia.

Calvin Chin, Chief Executive Officer

Mr. Chin served as the Chief Financial Officer of GMCI Corp since October 2015 and was subsequently re-appointed as the Chief Executive Officer of GMCI Corp from October 2016 until July 2018. Mr. Calvin was the Head of Finance for HCM-Hygenic Corporation (M) Sdn. Bhd. (a subsidiary of US multinational corporation) located in Batu Gajah, Perak, Malaysia) from July 2004 to October 2015. Mr. Calvin's duties included leading and emerging the finance team and assisting the managing director in management of the daily business operations. Mr. Calvin, acting as one of the local directors for the Malaysian entity and sat on the Board of Directors as part of a decision maker for the Malaysian business entity. Mr. Calvin reported directly to the CFO based in the Unites States on the financial position of the Malaysian Corporation.

Mr. Chin was a lead auditor with Ernst & Young, Malaysia from 2000 to 2004 and has auditing experience in specializing in manufacturing, retailing, plantation and property development industry.

Mr. Chin earned a professional degree from the Association of Certified Chartered Accountants (“ACCA”) in UK.

Chantel Chan, Chief Operation Officer – Compliance

With 32 years of extensive experience in various industries and a determination to improve everything around her, Chantel brings laser-focused and strategy-focused approach along with the expertise to oversee the strategic development, expansion and growth of the NAMI Corp.’s businesses.

Chantel was the General Manager responsible for sales and marketing, IT software development, local/off-shore data conversion, facilities data collection, digital mapping and street directory and business development and planning for Rimman International Sdn. Bhd. a company providing services related to computer mapping, facilities management for the telecommunication and utilities industry in Malaysia and international market.

Chantel joined Zija International (a multinational corporation in Utah, USA) as a Marketing and Business Consultant from 2013 to 2015, responsible in reviewing all aspects of marketing for south east asia region, assist in opening up new markets in south east-asia region pertaining to products and license application and assist in the area of logistic in the south east-asia region. Chantel also oversees the implementation of corporate policies, procedures and programs in the south east-asia region. Chantel ensures that Zija and its Distributors conduct business in compliance with applicable regulatory laws to secure Zija’s future as a legacy company.

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Between 1999 to 2012, she has been a Director/Chief Operating Officer of Borderless Marketing Group Sdn Bhd involving in IT project management and operation for supporting clients in the south east-asia region. She was also appointed as an advisory council member for Agel Enterprises (a multinational corporation in Utah, USA). for Malaysia and Indonesia market.

In 1984, Chantel graduated from the University of Toronto, Canada with a Bachelor of Science in Computer Science and Actuarial Science.

S.N. Loh, Chief Operating Officer - Operations

Mr. Loh served as the Chief Operating Officer of GMCI Corp from October 2016 to July 2018. From April 2012 to October 2015, Mr. Loh was the General Manager responsible for marketing, sales, business development and planning for WRP Asia Pacific Sdn. Bhd., a medical glove manufacturing company located in Malaysia. From August 2009 to March 2012, Mr. Loh was the Operations Director, responsible for factory operations, for Vinh Chanh Co. Ltd., a bio mass fuel supplier in Vietnam.

Lew Sze How, Chief Financial Officer - Compliance

Since April 1, 2010, Mr. Lew Sze How has been serving as Director of Corporate Advisory/Financial Planning Advisory for Forreststone, Corporate Advisory SDN BHD (“Forreststone”). Forreststone, located in Malaysia, provides services such as corporate restructuring public offerings, financial due diligence and internal audit and governance. Mr. Lew’s responsibilities include developing internal control and enterprise risk management for listed and non-listed companies as well as performing due-diligence review for investments and investigation purposes.

Mr Lew is a Chartered Accountant (CA) of the Malaysian Institute of Accountants (MIA) since 2002, also a Fellow Member of the Association of Chartered Certified Accountants (FCCA), UK since 2007. In February 2013, Mr. Lew received admission as a Professional Member-Institute of Internal Auditors Malaysia. On September 20, 2015, Mr. Lew received a degree from AsiaEUniversity for Executive Master of Business Administration (Entrepreneurial Management). On March 17, 2016, Mr. Lew became a member of Chartered Tax Institute of Malaysia.

M.W. “Jason” Chan, Chief Financial Officer - Operations

Mr. Chan was served as the Chief Financial Officer of GMCI Corp from October 2016 to July 2018. From August 2010 to September 2016, Mr. Chan was a Director of Transaction Reporting division for Baker Tilly Monteiro Heng, an accounting and audit firm located in Kuala Lumpur, managing a portfolio of audit clients with divergent operations and special reporting assignments such as reporting accountants for initial public offering, due diligence audits, restructuring and reverse takeovers as well as private debts security schemes.

Mr. Chan was a lead auditor with Ernst & Young, Malaysia from 1997 to 2008 and KPMG Ho Chi Minh from 2009 to 2010. During his career, he managed the portfolio of audit clients with divergent operations, including manufacturing and trading, retailing, property development and construction, oil and gas, hotels, leisure, and foods and beverages.

Mr. Chan obtained his professional qualification from ACCA, UK in 2005. He is also a member of the Malaysian Institute of Accountants (MIA) since 2006.

Promoters and Control Persons

GMCI was the Company's controlling shareholder before NAMI Stock Dividend and is a Nevada corporation. GMCI has not been a party to any legal proceedings at any time during the past ten (10) years.

Code of Ethics

We have adopted a Code of Ethics and Insider Trading Policy.

.

Board of Directors

Our board of directors currently consists of five members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and five directors are currently authorized.

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Director Independence

Under the rules of the national securities exchanges, a majority of a listed company’s board of directors must be comprised of independent directors, and each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent as well. Under the same rules a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such director has no material relationship with that company, either directly or as a partner, shareholder or officer of an organization that has a relationship with that company.

In addition, following the effectiveness of the registration statement of which this prospectus is a part, the members of our audit committee must satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Rule 10A-3. In order to be considered to be independent for purposes of Rule 10A-3, no member of the audit committee may, other than in his capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the company or any of its subsidiaries or (2) be an affiliated person of the company or any of its subsidiaries.

Three out of our five directors are considered independent as defined by the rules of the Nasdaq Stock Market. As of November 26, 2018, our company is in the process of forming our audit committee.

Involvement in Certain Legal Proceedings

Over the past ten years, none of our directors or executive officers has been (i) involved in any petition under Federal bankruptcy laws or any state insolvency law, (ii) convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (iii) subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from (a) acting as a future’s commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity, (b) engaging in any type of business practice, or (c) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, or (d) subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right to engage in any activity described in (iii)(a), (iv) found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated, (v) found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated. (vi) subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (a) any Federal or State securities or commodities law or regulation, (b) any law or regulation respecting financial institutions or insurance companies, or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity, or (vii) the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member. Except as set forth in our discussion below in “Transactions with Related Persons; Promoters and Certain Control Persons; Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

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Committees of our Board of Directors

We presently do not have an audit committee, compensation committee or nominating committee or committee performing similar functions, as our management believes that until this point it has been premature at the early stage of our management and business development to form an audit, compensation or nominating committee. Until these committees are established, these decisions will continue to be made by our Board of Directors. Although our Board of Directors has not established any minimum qualifications for director candidates, when considering potential director candidates, our Board of Directors considers the candidate's character, judgment, skills and experience in the context of the needs of our Company and our Board of Directors.

Nominating Committee. We have not established a Nominating Committee because of our limited operations; we believe that we are able to effectively manage the issues normally considered by a Nominating Committee.

Audit Committee. We do not have an Audit Committee. The Company's board of directors performs some of the same functions of an Audit Committee, such as; recommending a firm of independent certified public accountants to audit the financial statements; reviewing the auditors' independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. The Company does not currently have a written audit committee charter or similar document.

Family Relationships

There are no family relationships among the directors and executive officers of our company.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth in U.S. dollars information concerning all cash and non-cash compensation awarded to, earned by or paid to the named executive officers for services rendered in all capacities for the years ended 2018, 2017 and 2016.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Nami Corp
Calvin Chan Chief Executive Officer	2018	$—	$—	—	—	$—	$—

Chantel Chan Chief Operating Officer of compliance	2018	$—	$—	—	—	$—	$—

SN Loh Chief Operating Officer of operation	2018	$—	$—	—	—	$—	$—

Lew Sze How Chief Financial Officer of compliance	2018	$—	$—	—	—	$—	$—
	2017	$—	$—	—	—	$—	$—

MW Jason Chan Chief Financial Officer of operation	2018	$—	$—	—	—	$—	$—

Lok Khing Ming Executive director and secretary	2018	$—	$—	—	—	$—	$—

Ong Tee Keat Chief Executive Officer and secretary (1)	2018	$—	$—	—	—	$—	$—

Chief Executive Officer, Secretary, and Treasurer (2)	2017	$—	$—	—	—	$—	$—
	2016	$—	$—	—	—	$—	$—
SBS
Lok Khing Ming (3)	2018	$—	$—	—	—	$—	$—
	2017	$—	$—	—	—	$—	$—
	2016	$—	$—	—	—	$—	$—

Liew Chin Loong (4)	2018	$—	$—	—	—	$—	$—
	2017	$—	$—	—	—	$—	$—
	2016	$—	$—	—	—	$—	$—

____________

(1)	On July 4, 2018, Mr. Ong Tee Keat resigned from his position as Chief Executive Officer and Secretary;
(2)

Effective December 13, 2016, the Board of Directors (the “Board”) of the Company appointed Mr. Ong Tee Keat as CEO, Secretary, and Treasurer. On July 1, 2017, Mr. Ong Keat Tee resigned from his position as Treasurer and Chief Financial Officer.

(3)	Mr. Lok Khing Ming was appointed director and officer of SBS on September 27, 2013. Compensation above includes all compensation received by Mr. Lok in the respective fiscal periods.

(4)	Mr. Liew Chin Loong was appointed director and officer of SBS on August 14, 2008. Compensation above includes all compensation received by Mr. Liew in the respective fiscal periods.

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Employment Agreements

The Company does not have any employment agreements with any of its directors or executive officers.

Grants of Plan-Based Awards

During the year ended 2018, 2017 and 2016, there were no grants of plan-based awards to our named executive officers.

Option Exercises and Stock Vested

During the year ended 2018, 2017 and 2016, there were no option exercises or vesting of stock awards to our named executive officers.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended 2018, 2017 and 2016. There are currently no outstanding awards as of June 30, 2018.

Compensation of Directors

Our company’s directors currently do not receive any cash compensation for service on our company’s board of directors or any committee thereof, but they may be reimbursed for certain expenses in connection with attendance at meetings of our company’s board of directors and committees thereof.

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Limitation of Liability and Indemnification Matters

Our articles of incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law.

Our articles of incorporation and bylaws authorize our company to provide indemnification to our directors and officers and persons who are or were serving at our request as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise to the fullest extent permitted by Nevada law.

Our company has not entered into any indemnification agreement with any of its directors or officers.

No pending litigation or proceeding involving a director, officer, employee or other agent of our company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our company.

We anticipate obtaining director and officer liability insurance with respect to possible director and officer liabilities arising out of certain matters, including matters arising under the Securities Act. See “Disclosure of SEC Position on Indemnification for Securities Act Liabilities.”

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of November 26, 2018, by (i) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) each executive officer and director of the Company, and (iii) all of the Company’s executive officers and directors as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (2)

Named Directors and Executive Officers
Ong Tee Keat (3)	614,499,784	43.06%
Nik Ismail bin Nik Yusoff (4)	1,500,000	0.105%
Abdul Aziz bin Abdul Jaafar(4)	1,500,000	0.105%
Soh Ooi Tech	-	-
Lok Khing Ming (5)	73,144,745	5.13%
Calvin Chin	-	-
MW Jason Chan	-	-
SN Loh	-	-
Chantel Chan	-	-
Lew Sze How	-	-
Directors and Executive Officers as a Group	690,644,529	48.40%

5% Shareholders
Ong Tee Keat (3)	614,499,784	43.06%
Lok Khing Ming (5)	73,144,745	5.13%
My Premier Trustee (Malaysia) Berhad	182,159,951	12.77%
LYF & Son Realty Sdn. Bhd. (6)	375,000,000	26.28%
Liew Chin Loong	75,000,000	5.26%

All 5%+ Shareholders as a Group	1,319,804,480	92.49%

__________

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on November 26, 2018. As of November 26, 2018, there were 1,426,927,346 shares of our company's common stock issued and outstanding.

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(2)	Based on 1,426,927,346 shares of Common Stock issued and outstanding as of November 26, 2018.

(3)

Effective December 13, 2016, Mr. Ong was appointed Chairman of the Board and CEO of the Company. As of August 28, 2018, included in his 617,562,784 shares are 33,500,000 shares in his name personally, and in three separate trusts held by professional fiduciaries for the sole benefit of Mr. Ong: (1) 80,641,369 shares held by Fidserv Limited (“Fidserv”): (2) 164,427,652 shares held by Global Asset Trustee (Malaysia) Berhad (“GATB”); and (3) 338,993,763 shares held by Global Fiduciary Services Limited Central (“GFS”), collectively (the “Ong Trusts”). Among the Ong Trusts, Fidserv owns a total of 82,687,500 shares of which 2,046,131 shares are held by 82 subscribers (“Subscribers”) who purchased certificates of trust (the “Certificates of Trust”) from Mr. Ong through a series of arm’s length transactions. GATB owns a total of 192,937,500 shares of which 28,509,848 shares are held by 1,199 Subscribers who purchased Certificate of Trust from the trust. GFS owns a total of 391,750,000 shares of which 52,756,237 shares are held by 1,755 Subscribers who purchased Certificate of Trust from Mr. Ong. The Subscribers will become the beneficial owners once they surrender their Certificates of Trust to their respective Ong Trust in exchange for their pro rata shares held on their behalf. None of the Subscribers is a U.S. person or owns more than 5% of the outstanding common stock of the Company. The following table illustrates the ownership of the Ong Trusts:

Owner	Fidserv	GATB	GFS
Total Number of Shares held in Trust	82,687,500	192,937,500	391,750,000
Total Number of Shares held in trust for Mr. Ong	80,641,369	164,364,652	338,993,763
Total Number of Shares held in trust for Subscribers	2,046,131	28,509,848	52,756,237
Total Number of Subscribers in each Trust	82	1,199	1,755

On October 29, 2018, the Fidserv professional trustees transferred 80,641,369 shares of NAMI common stock held by Fidserv for the sole benefit of Mr. Ong directly to Mr. Ong’s person. Currently, Fidserv holds 2,046,131 shares of NAMI common stock held in Fidservtrust for the benefit of 82 Subscribers who acquired the shares from Mr. Ong at arm’s length. Mr. Ong disclaims beneficial ownership and voting and dispositive control of the remaining 2,046,131 shares held by Fidserv in trust for the Subscribers.

On August 29,2018, the GATB professional trustees transferred 164,364,652 shares of NAMI common stock held by GATB for sole benefit of Mr. Ong directly to Mr. Ong’s person. In addition, on October 19, 2018 GATB transferred 63,000 shares of stock held by GATB for sole benefit of Mr. Ong to third parties. Currently, GATB holds 28,509,848 shares of NAMI common stock held in trust for the benefit of 1,199 Subscribers who acquired the shares from Mr. Ong at arm’s length. Mr. Ong disclaims beneficial ownership and voting and dispositive control of the remaining 28,509,848 shares held by GATB in trust for the Subscribers.

On October 19, 2018, the GFS professional trustees transferred 338,993,763 shares of NAMI common stock held by GFS for sole benefit of Mr. Ong directly to Mr. Ong’s person. Currently, GFS holds 52,756,237 shares of NAMI common stock held in trust for the benefit of 1,755 Subscribers who acquired the shares from Mr. Ong at arm’s length. Mr. Ong disclaims beneficial ownership and voting and dispositive control of the remaining 52,756,237 shares held by GATB for the Subscribers.

(4)	Mr. Ong transferred 1,500,000 shares of our common stock each to Mr. Nik Ismail bin Nik Yusoff and Mr. Abdul Aziz bin Abdul Jaafar respectively on October 19, 2018.

(5)

Lok Khing Ming (“Mr. Lok”), was appointed sole director of GMCI Corp effective December 12, 2014 and then appointed Chairman of GMCI Corp on October 5, 2016. Mr. Lok was appointed as executive director and secretary of NAMI on July 4, 2018. Included in 73,144,745 shares owned by Mr. Lok, are 18,534,726 shares held by My Premier Trustee (Malaysia) Berhad (the “MPT”), 19,706,516 shares held by Leamington Corporation Limited (“Leamington), 9,121,468 shares held by Legacy Fiduciary Services Limited (“Legacy”), and 25,782,035 shares held by EAS Alpha (PTC) Limited (“EAS”) for the sole benefit of Mr. Lok, collectively the Lok Trusts (the “Lok Trusts). Among the Lok Trusts, MPT owns a total of 182,159,951 shares of which 163,625,225 shares are held by 3,087 subscribers (“Subscribers”) who purchased certificates of trust (“Certificates of Trust”) from Mr. Lok. Leamington owns a total of 20,000,000 shares of which 293,484 shares are held by 50 Subscribers who purchased Certificate of Trust from Mr. Lok. Legacy owns a total of 10,000,000 shares of which 878,532 shares are held by 27 Subscribers who purchased Certificate of Trust from Mr. Lok in a series of arm’s length transactions. EAS owns a total of 40,000,000 shares of which 14,217,965 shares are held by 392 Subscribers who purchased Certificate of Trust from Mr. Lok. The Subscribers will become the beneficial owners once they surrender their Certificates of Trust to their respective Lok Trust in exchange for their pro rata shares held on their behalf. None of the Subscribers is a U.S. person or owns more than 5% of the outstanding common stock of the Company. The following table illustrates the ownership of the Lok Trusts:

Owner	MPT	Leamington	Legacy	EAS
Total Number of Shares held in Trust	182,159,951	20,000,000	10,000,000	40,000,000
Total Number of Shares held in trust for Mr. Lok	18,534,726	19,706,516	9,121,468	25,782,035
Total Number of Shares held in trust for Subscribers	163,625,225	293,484	878,532	14,217,965
Total Number of Subscribers in each Trust	3,087	50	27	392

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On October 26, 2018, the EAS professional trustees transferred 25,782,035 shares of NAMI common stock held by EAS for sole benefit of Mr. Lok directly to Mr. Lok’s person. Currently, EAS holds 14,217,965 shares of NAMI common stock held in trust for the benefit of 392 Subscribers. Mr. Lok disclaims beneficial ownership and voting and dispositive control of 14,217,965 shares held by EAS for the Subscribers.

Leamington is in the process of transferring 19,706,516 shares of NAMI common stock held by Leamington for the sole benefit of Mr. Lok directly to Mr. Lok personally. When such transfer is effected, there will remain 293,484 shares of NAMI common stock held in trust for the benefit of 50 Subscribers. Upon completion of this transfer, Mr. Lok will will disclaim the beneficial ownership and voting and dispositive control of the 293,484 shares held by Leamington for the Subscribers.

MPT is also in the process of transferring 18,534,726 shares of NAMI common stock held by MPT for sole benefit of Mr. Lok directly to Mr. Lok personally. When this transfer is effected, the 163,625,225 shares of NAMI common stock will remain in trust held by MPT for the benefit of 3,087 Subscribers. Upon completion of this transfer, Mr. Lok will disclaim the beneficial ownership and voting and dispositive control of the 163,625,225 shares held by MPT for the Subscribers.

Finally, Legacy is also in the process of transferring 9,121,468 shares of NAMI common stock held by in trust by Legacy for sole benefit of Mr. Lok directly to Mr. Lok personally. When this transfer is effective the 878,532 shares of NAMI common stock will remain in trust held by Legacy for the benefit of 27 Subscribers. Upon completion of this transfer, Mr. Lok will disclaim the beneficial ownership and voting and dispositive control of the 878,532 shares held by Legacy for the Subscribers.

(6)

LYF & Son Realty Sdn. Bhd (“LYFS”) owns 375,000,000 shares of NAMI. Included in the 375,000,000 shares owned by LYFS, Dato Chin Wai Leong owns 51% of the shares of LYFS while Madam Liew Yoke Foong owns the remaining 49%. Both Dato Chin Wai Leong and Madam Liew Yoke Foong have voting and dispositive control over the shares held by LYFS. Included in LYFS 375,000,000 shares are 325,000,000 shares held in its name and 50,000,000 shares held by Legacy Fiduciary Services Limited for the sole benefit of LYFS.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Share Exchange Agreement

On July 4, 2018 the Company, entered into a Share Exchange Agreement with GMCI, the sole shareholder SBS, a Malaysian corporation whose primary business is mining and exploration of properties located in Malaysia. Pursuant to the Share Exchange Agreement, the Company acquired 600,000 shares of capital stock of SBS from the GMCI and in exchange issued 720,802,346 restricted shares of its common stock to GMCI.

The 600,000 shares of SBS constituted all of the issued and outstanding shares of SBS and was held by GMCI. Mr. Lok Khing Ming is executive director of our Company and beneficially owned 10.15% of GMCI, or 73,165,365 GMCI shares. Pursuant to the Share Exchange Agreement, through GMCI who disclaims beneficial ownership in favor of Mr. Lok, Mr. Lok beneficially owned 5.13%, or 73,165,365 shares of the Company's common stock; As a result of the Share Exchange Agreement, SBS became a wholly owned subsidiary of the Company and the Company now carries on the business of SBS as its primary business. The closing of the Share Exchange Agreement occurred on July 12, 2018.

Advance Payment on Mineral Trading – Related Party

In the year ended June 30, 2016, the Company advanced to Sincere Pacific Mining Sdn. Bhd. approximately $614,000 (RM 2,774,000) for the purpose of commencing bauxite trading and financing activities. In that same period, the Company impaired all but $186,372 (RM 800,000). During the year ended June 30, 2018, the Company received two repayments of RM 500,000 and RM 300,000 respectively, which reduced the amounts of the advance not impaired during the fiscal year ended June 30, 2016 to nil as of June 30, 2018. Should the Company, in future periods, collect further amounts under the trading program from its original advance, those amounts will be shown as income in the financial statements of the Company.

During the year ended June 30, 2018 the Company earned revenue from its bauxite trading activities and concluded shipments for an additional 60,000 tonnes of gross washed bauxite (net dry weight of 49,006 tonnes) for net commissions of $51,534 converted at agreed rates of conversion to RM of between 3.857 and 4.3021 for total proceeds of RM 210,005, after adjustment for certain offset required.

Advances from Related Parties / Related Parties Transactions

Advances from related parties:

	September 30,	June 30,
	2018	2018

Advances from its Directors	$996,620	$1,066,278
Advances from related party	808,280	189,795
Advances from holding company	740,091	$740,091
Total	$2,544,991	$1,996,164

During the three months ended September 30, 2018 and 2017, the Company repaid advances from a director of $15,164 and $132,146, respectively.

During the three months ended September 30, 2018 and 2017, the Company received advances from a related party of $270,276 and nil, respectively.

The Company has imputed interest at the rate of approximately 6.5% on the advances made to the Company in the amount of $33,064 during the three months ended September 30, 2018, and has imputed interest at the rate of approximately 6.5% on the advances made to the Company in the amount of $27,404 during the three months ended September 30, 2017.

Negotiation with Nami Development Capital Sdn Bhd

In addition, we are currently in negotiations with a related entity, Nami Development Capital Sdn Bhd (“NDC”), to enter into a management services agreement or relationship in which NDC provides us with executive, technical and support staff, offices and other resources, instead of the Company hiring and acquiring all of those resources directly. At this time, those negotiations are still in preliminary stages, and no estimate is currently available for our expected costs.

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DESCRIPTION OF CAPITAL STOCK

The Company’s authorized capital stock consists of 5,000,000,000 common shares with a par value of $0.001 per share. No Preferred Shares have been authorized or issued.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. In addition, the holders are entitled to receive dividends ratably, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our dissolution, liquidation or winding-up, the holders of common stock are entitled to share ratably in all the assets remaining after payment of all our liabilities and subject to the prior distribution to any senior securities that may be outstanding at that time. The holders of common stock do not have cumulative voting rights or preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. The holders of more than 50% of such outstanding shares, voting at an election of directors can elect all the directors on the board of directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our Board and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent and Registrar

Our independent stock transfer agent is Clear Trust, located at 16540 Pointe Village Drive, Suite 205, Lutz, Florida 33558.

Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the board of directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation.

43

Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders and the shares of our common stock that may be sold by them pursuant to this prospectus. Within the past three years, Mr. Ong who is chairman of our company was beneficial owner of Global Asset Trustee (Malaysia) Berhad (“GATB”), Fidserv Limited (“Fidserv”), and Global Fiduciary Services Limited (“GFS”). Mr. Ong disclaimed beneficial ownership and voting and dispositive control over the shares held by selling shareholders of GATB, Fidserv and GFS when his personal shares were spun off from those trusts in August and October 2018. Within the past three years, Mr. Lok, who is executive director of our company was beneficial owner of My Premier Trustee (Malaysia) Berhad (“MPT”), Leamington Corporation Limited (“Leamington”), Legacy Fiduciary Services Limited (“Legacy”), and EAS Alpha (PTC) Limited (“EAS”). Mr. Lok disclaimed beneficial ownership and voting and dispositive control over the shares held by selling shareholders of EAS when his personal shares were spun off from those trusts in October 2018. Mr. Lok remains to be beneficial owner of selling shareholders of MPT, Leamington and Legacy. Mr. Lok will disclaim beneficial ownership and voting and dispositive control over shares held by selling shareholders of MPT, Leamington and Legacy after his personal shares are spun off from those trusts. No selling stockholder that is not a natural person is a broker-dealer or an affiliate of a broker-dealer.

Our company issued the shares being offered for resale pursuant to this prospectus to the selling stockholders in a distribution of stock dividend we effected in August 2018 and in private placements that we effected from April to September 2017. Our company did not issue shares in such private placements to persons other than the selling stockholders.

NAME	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offering (1)	Percentage Beneficially Owned After the Offering (1)
GLOBAL ASSET TRUSTEE (MALAYSIA) BERHAD	28,509,848	28,509,848	0	0%
FIDSERV LIMITED	2,046,131	2,046,131	0	0%
GLOBAL FIDUCIARY SERVICES LIMITED	52,756,237	52,756,237	0	0%
AMMAR ROSHIDY SURINDER BIN ABDULLAH	47,563	47,563	0	0%
MEGAT ABDULLAH RAHMAN BIN MEGAT AHMAD	366,593	366,593	0	0%
AZMI BIN ABU BAKAR	131,636	131,636	0	0%
JOSEPH KOW HOCK BENG	119,743	119,743	0	0%
HE BIN	26,127	26,127	0	0%
WAN TEIK BOO	6,952	6,952	0	0%
YANG CAO	40,000	40,000	0	0%
LEE AH CHAI	95,827	95,827	0	0%
CHOONG KOOI CHEE	29,523	29,523	0	0%
SIVAGNANAM A/L CHELLIAH	169,810	169,810	0	0%
CHEN XI LIN	40,000	40,000	0	0%
QI CHEN	62,000	62,000	0	0%
OOI BEE CHENG	20,202	20,202	0	0%
CHOO HOCK CHIN	184,484	184,484	0	0%

44

LEE POH CHIN	5,000	5,000	0	0%
SIEW YEW CHIN	20,612	20,612	0	0%
WANG CHIN YANG	20,000	20,000	0	0%
POH CHEE CHING	14,216	14,216	0	0%
KEONG LEE CHOO	28,427	28,427	0	0%
LOW HOCK CHUAN	20,116	20,116	0	0%
CHONG SOW CHUN	20,000	20,000	0	0%
LI CHUN ZHEN	40,000	40,000	0	0%
YAO DIAN YUN	1,200,000	1,200,000	0	0%
EAS ALPHA (PTC) LIMITED	14,217,965	14,217,965	0	0%
LEE MEI FEN	40,000	40,000	0	0%
LI XIU FEN	180,112	180,112	0	0%
LIANG BING FENG	41,020	41,020	0	0%
CHAN POH GAIK	6,446	6,446	0	0%
TAN SHAU GHEE	24,585	24,585	0	0%
KHOO HOCK GUAN	142,156	142,156	0	0%
TAN KOON GUAN	75,510	75,510	0	0%
CHEN GUANG HE	215,000	215,000	0	0%
ANG BEE GUAT	6,955	6,955	0	0%
KHAMSUNG GURUNG	200,000	200,000	0	0%
LEE THOO HAI	52,874	52,874	0	0%
TUN HISAN BIN TUN HAMZAH	772,439	772,439	0	0%
FOONG ZI HAO	20,000	20,000	0	0%
TAN GAIK HEAH	14,057	14,057	0	0%
TAN TEE HENG	38,676	38,676	0	0%
LEE AH NYA @ LEE EAN HIA	13,946	13,946	0	0%
TIONG CHAI HIN	36,000	36,000	0	0%
OOI SIEW HIOK	13,946	13,946	0	0%
NEOH CHOOI HOAY	12,864	12,864	0	0%
LEE MEE HONG	26,429	26,429	0	0%
LOW KOCK HONG	5,000	5,000	0	0%
LIM AH HOOI	69,051	69,051	0	0%

45

YEOH SIEW HOON	98,960	98,960	0	0%
WANG HSING CHIAO	40,000	40,000	0	0%
CHAN SOOK HUN	20,348	20,348	0	0%
FIONA TAN EI HWA	24,585	24,585	0	0%
LIM BEE HWA	42,414	42,414	0	0%
TEY SEOK HWA	101,695	101,695	0	0%
TAN SHAU HWAI	171,562	171,562	0	0%
DATIN FAZIMAH BINTI DATO HAJI ISMAIL	197,352	197,352	0	0%
MOHD NAWAWI BIN ISMAIL	41,212	41,212	0	0%
SARINRAT JANTHANAJINDA	40,000	40,000	0	0%
LIU CHEA JEAN	90,653	90,653	0	0%
SHEN CHANG JIAN	4,535	4,535	0	0%
LI JING	199,275	199,275	0	0%
TAO JING	27,457	27,457	0	0%
HUANG JUI CHIN	40,000	40,000	0	0%
VALYETHAM A/L KARUPPAN	97,853	97,853	0	0%
ZALIHA BTE KASSIM	603,723	603,723	0	0%
BALVINDERJIT KAUR A/P GURPAL SINGH	257,840	257,840	0	0%
WOON POW KENG	40,000	40,000	0	0%
LIM JOK KIEOW	130,919	130,919	0	0%
LIM FONG KIM	20,000	20,000	0	0%
KUN KUEI SHIAN	40,000	40,000	0	0%
KUO EN CHUN	90,000	90,000	0	0%
CHANDRAN A/L RAMAN KUTTY	137,010	137,010	0	0%
TAI KWAN	80,000	80,000	0	0%
KWOK YIK KAN JIMMY	40,000	40,000	0	0%
WONG YEW KWONG	16,977	16,977	0	0%
LEE GIOK LAI	16,977	16,977	0	0%
GOH SIEW LAY	13,446	13,446	0	0%
LEAMINGTON CORPORATION LIMITED	20,000,000	293,484	19,706,516	1.38%
TAN GEOK LEAN	11,157	11,157	0	0%
LAI CHONN LEE	227,425	227,425	0	0%

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LEGACY FIDUCIARY SERVICES LIMITED	60,000,000	878,532	59,121,468	4.143%
CAO LEI	10,000	10,000	0	0%
SI LEI	258,281	258,281	0	0%
LOH SIEW LENG	26,429	26,429	0	0%
NG SIN LENG	6,464	6,464	0	0%
ZHANG YU LI	14,338	14,338	0	0%
CHEN GUI LIAN	31,547	31,547	0	0%
GOOI KIM LIAN	125,843	125,843	0	0%
WOON LIAN	42,061	42,061	0	0%
CHAN SAW LEW @ CHAN SAW LIEW	67,730	67,730	0	0%
ERNA LIM	20,000	20,000	0	0%
CHAN CHOO LIN	40,000	40,000	0	0%
HO CHIEW LIN	20,000	20,000	0	0%
JACALYN KOW LYN LIN	13,626	13,626	0	0%
SOO SHIH LING	10,000	10,000	0	0%
XIN CHANG LING	14,281	14,281	0	0%
LIEW CHIN LOONG	75,000,000	27,500,000	47,500,000	3.329%
ANNA PUSHPAM A/P LOURDESAMY	26,155	26,155	0	0%
SU PING MA	16,000	16,000	0	0%
M.MAHADEVAN A/L A. MAHALINGAM	1,594,469	1,594,469	0	0%
M BALAKRISHNAN A/L MARIAPPEN	25,455	25,455	0	0%
WAN FOONG MEI	40,000	40,000	0	0%
HUANG MIN TZU	40,000	40,000	0	0%
YUE LI MING	55,618	55,618	0	0%
MY PREMIUM TRUSTEE (MALAYSIA) BERHAD	182,159,951	163,625,225	18,534,726	1.299%
KRISHNAMOORTHY A/L NADESAN	164,779	164,779	0	0%
KAMALA A/P KOCHAPPAN NAIR	136,171	136,171	0	0%
NORDIANA BINTI NASARUDDIN	41,950	41,950	0	0%
YEOP TOO NGUK @ YEIK CHOR NGUK	64,000	64,000	0	0%
CHAN SOH NOOI @ SOO NOOI	114,758	114,758	0	0%
WANG DA PENG	260,755	260,755	0	0%
TAN YEAN PHING	76,364	76,364	0	0%
TAN SIEW POH	18,519	18,519	0	0%
MADAVAN A/L PONNIAH	745,682	745,682	0	0%
CHEN QI	50,000	50,000	0	0%
QING SI QIONG	20,000	20,000	0	0%
CHUN MEI QIU	37,000	37,000	0	0%
HU YONG QUAN	10,628	10,628	0	0%
RADZUAN BIN A.RAHMAN	272,109	272,109	0	0%
JANASEKKER A/L RAMAKRISHNAN	169,992	169,992	0	0%
KANAKARATNAM A/L RAMALOO	41,110	41,110	0	0%
GEETA A/P RAMANKUTTY	55,558	55,558	0	0%
HAIZA BT ABDUL RAZAK	7,074	7,074	0	0%
DWARIKA RIJAL	400,000	400,000	0	0%
LI XING RONG	4,000	4,000	0	0%
CHEN RU SHUI	4,000	4,000	0	0%
LEUNG SHING SAMBEE	150,000	150,000	0	0%
CHAN SAW SEE	6,692	6,692	0	0%
KAMALA DEVI A/P K. SENATHIRAJAH	135,297	135,297	0	0%
TANG CHIN SENG	63,660	63,660	0	0%
YEOH BEAN SENG	123,648	123,648	0	0%
RAJU SHAH	40,000	40,000	0	0%

47

ZHOU HUA SHAN	100,000	100,000	0	0%
ZHENG ZHI SHENG	210,000	210,000	0	0%
HSUEH SHENG YUAN	40,000	40,000	0	0%
HE SHU	200,000	200,000	0	0%
SUKBINDER SINGH A/L BASTA SINGH	266,524	266,524	0	0%
HARON BIN SIRAJ	60,233	60,233	0	0%
LEE SENG @ LEE KAY SOON	41,839	41,839	0	0%
SIRIJAYAN A/L SUBRAMANIAM	77,786	77,786	0	0%
MATHAVY A/P SUGUMARAN	103,555	103,555	0	0%
CHOONG KOOI SUM	213,112	213,112	0	0%
FENG CHAO SUN	5,600	5,600	0	0%
YING RUI SUN	17,000	17,000	0	0%
YU TAO	16,500	16,500	0	0%
CHEW SWEE TEONG	200,000	200,000	0	0%
YEE CHING THAI	377,002	377,002	0	0%
SOPHIE @ KO LEE KAH THEAM	212,560	212,560	0	0%
TEH YAH THING	392,316	392,316	0	0%
FENG SHUN TIAN	38,440	38,440	0	0%
JUN YAN TIAN	6,700	6,700	0	0%
ZHENG QI TIAN	5,000	5,000	0	0%
SOH CHAI TIN	34,571	34,571	0	0%
YU SHUN TONG	7,007	7,007	0	0%
TUN MUHAMAD SYAFIQ BIN DATO HAJI TUN	164,550	164,550	0	0%
SIOW SIEW VOON	15,862	15,862	0	0%
CHEONG YOKE WAH	124,000	124,000	0	0%
LIM WAH	31,290	31,290	0	0%
SAW SAY WAH	13,553	13,553	0	0%
LI MIN WANG	30,000	30,000	0	0%
QING HAI WANG	4,500	4,500	0	0%
SHAN SHAN WANG	5,000	5,000	0	0%
LIU DA WEI	62,940	62,940	0	0%
SHIAW TAT WEI	26,451	26,451	0	0%
SIAK SIEOW WEI	20,000	20,000	0	0%
WEI XIAO	13,900	13,900	0	0%
GUANG XU	5,500	5,500	0	0%
LI JIAN XU	15,500	15,500	0	0%
ZHENG ZHEN XUAN	3,500	3,500	0	0%
NG YANG YANG	38,676	38,676	0	0%
YU YANG	284,736	284,736	0	0%
LING JAW YANN	12,000	12,000	0	0%
CHEN WAI YEE	23,578	23,578	0	0%
HOON YUET YEE	42,061	42,061	0	0%
YEAP PEI YEE	104,652	104,652	0	0%
LIU YEN CHI	40,000	40,000	0	0%
IRENE CHOW SOON YIM	305,141	305,141	0	0%
YIN YAN CHUN	40,000	40,000	0	0%
CHEW YEN YIN	20,342	20,342	0	0%
FOO SOON YIN	6,557	6,557	0	0%
WONG YUAN YIN	20,000	20,000	0	0%
JIN FENG YING	236,479	236,479	0	0%
JU YING	234,915	234,915	0	0%
NG HUEY YING	40,000	40,000	0	0%
ZHU QIU YING	80,572	80,572	0	0%
KONG KIM YOKE	19,956	19,956	0	0%
WONG POH YOKE	28,427	28,427	0	0%
CHANG YOU AI	40,000	40,000	0	0%
KHOO CHEONG YOUNG	27,106	27,106	0	0%
YU YA PING	40,000	40,000	0	0%
LO YU HSIA	40,000	40,000	0	0%
YANG YU HUI	40,000	40,000	0	0%
ZHANG ZHUO	42,246	42,246	0	0%
ONG TEE KEAT	614,499,784	14,200,000	600,299,784	42.069%

*Less than one percent.

______________

(1)	The number of shares listed in these columns includes all shares beneficially owned and all options or warrants to purchase shares held, whether or not deemed to be beneficially owned, by the selling stockholder. The ownership percentages listed in these columns include only shares beneficially owned by the listed selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the percentage of shares beneficially owned by a selling stockholder, shares of our common stock subject to options or warrants, or debt convertible into our common stock, held by that selling stockholder that was exercisable or convertible on or within 60 days after the date of this prospectus were deemed outstanding for the purpose of computing the percentage ownership of that selling stockholder. The ownership percentages are calculated assuming that 1,426,927,346 shares of common stock were outstanding on the date of this prospectus.

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PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors in interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. The sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•	a combination of any of such methods of sale; and

•	any other method permitted under applicable law.

The selling stockholders also may sell their shares of our common stock under Rule 144 under the Securities Act or under another exemption from the registration requirements of the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders from time to time may pledge or grant a security interest in some or all of the shares of our common stock owned by them, and, if a selling stockholder defaults in the performance of its secured obligations, then the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus or under an amendment to this prospectus under Rule 424(b)(3) under the Securities Act or other applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgees, the transferees or other successors in interest as selling stockholders under this prospectus.

Upon our company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed with the Securities and Exchange Commission, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealers, (ii) the number of shares of our common stock involved, (iii) the price at which such shares of our common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker dealers, where applicable, (v) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon our company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

49

The selling stockholders also may transfer shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, commissions received by such broker-dealers or agents and profits on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses (if any) that can be attributed to the sale of securities will be paid by the selling stockholders and/or the purchasers. Each selling stockholder has represented and warranted to us that such selling stockholder acquired the securities subject to the registration statement of which this prospectus is a part in the ordinary course of such selling stockholder’s business and that, at the time of its purchase of such securities, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any of such securities.

We have advised the selling stockholders that they may not use shares of our common stock registered under the registration statement of which this prospectus is a part to cover short sales of our common stock made before the date on which such registration statement has been declared effective by the Securities and Exchange Commission. If any selling stockholder uses this prospectus for any sale of shares of our common stock, such sale will be subject to the prospectus delivery requirements of the Securities Act. Each selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including Regulation M, as applicable to such selling stockholder in connection with resales of such selling stockholder’s shares of our common stock under the registration statement of which this prospectus is a part.

Our company will pay all fees and expenses incident to the registration of the shares of our common stock covered by this prospectus, but our company will not receive proceeds from the sale of shares of our common stock by the selling stockholders.

DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada Revised Statutes also provides that directors and officers of Nevada corporation also may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

50

In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by such director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares covered by the registration statement of which this prospectus is a part has been passed upon for us by Wilson Bradshaw & Cao, LLP.

EXPERTS

The financial statements included in this prospectus for the year ended June 30, 2018 and 2017 have been audited by L J Soldinger Associates, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Neither the named experts nor counsel own any of shares of our common stock.

ADDITIONAL INFORMATION

We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our company on our website, located at www.nink-cs.com.

51

NAMI Corp.

(FKA Pack Fuerte, Inc.)

Quarterly Period Ended September 30, 2018

F-1

NAMI CORP.

Consolidated Balance Sheets

(Unaudited)

	September 30,	June 30,
	2018	2018
	(Unaudited)	*
ASSETS
Current Assets
Cash and cash equivalents	$39,248	$19,072
Prepayment	27,140	435
Other receivables and deposits	12,347	3,333
Total Current Assets	78,735	22,840
Non-Current Assets
Concession acquisition costs	230,634	236,749
Property and equipment, net	29,881	19,725
TOTAL ASSETS	$339,250	$279,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$113,293	$-
Other payables and accruals	53,583	114,726
Amount due to related parties	2,544,991	1,996,164
Stock payable	-	59,530
Total Current Liabilities	2,711,867	2,170,420

TOTAL LIABILITIES	2,711,867	2,170,420

Commitments and contingencies	-	-

STOCKHOLDERS’ EQUITY
Series A Preferred, MYR 1 (USD $0.24) par value; 50,000,000 shares authorized; 280,000 shares issued and outstanding	68,408	-
Capital stock - Authorized 5,000,000,000 shares of common stock, $0.001 par value, 1,426,927,36 and 720,802,346 shares issued and outstanding	1,426,927	720,802
Additional paid-in capital	33,064	225,473
Accumulated deficit	(3,966,257)	(2,855,172)
Accumulated other comprehensive income	65,241	17,791
Total Stockholder’s Deficit	(2,372,617)	(1,891,106)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$339,250	$279,314

*Derived from audited information

The accompanying notes are an integral part of these financial statements.

F-2

NAMI CORP.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three months ended
	September 30,
	2018	2017
Revenue
Sales	$-	$49,281

Operating Expenses
Depreciation, depletion, amortization and impairment	2,810	12,005
General and administrative expenses	171,173	106,075
Total Operating Expenses	173,983	118,080

Loss From Operations	(173,983)	(68,799)

Other Expense
Other income	3,007	-
Interest expense, related parties	(33,064)	(27,404)
Total Other Income Expenses	(30,057)	(27,404)

Loss before taxation	(204,040)	(96,203)
Income taxes	-	-
Net Loss	$(204,040)	$(96,203)

Other Comprehensive Income (Loss)
Foreign currency translation adjustments	47,450	(25,278)
Total Comprehensive Loss	$(156,590)	$(121,481)

Basic and Diluted Loss per Common Share	$(0.00)	$(0.00)
Basic and Diluted Weighted Average Common Shares Outstanding	1,396,226,259	720,802,346

The accompanying notes are an integral part of these financial statements.

F-3

NAMI CORP.

Consolidated Statements of Changes in Stockholder’s Deficit

(Unaudited)

							Accumulated
	Preferred Shares		Common Stock		Additional		Other	Total
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Comprehensive Income (loss)	Stockholders’ Equity

Balance - June 30, 2018	-	$-	720,802,346	$720,802	$225,473	$(2,855,172)	$17,791	$(1,891,106)

Recapitalization	-	-	706,125,000	706,125	(225,473)	(907,045)	-	(426,393)
Series A Preferred Stock issued	-	68,408	-	-	-	-	-	68,408
Imputed interest	-	-	-	-	33,064	-	-	33,064
Foreign currency translation adjustment	-	-	-	-	-	-	47,450	47,450
Net loss	-	-	-	-	-	(204,040)	-	(204,040)

Balance - September 30, 2018	-	$68,408	1,426,927,346	$1,426,927	$33,064	$(3,966,257)	$65,241	$(2,372,617)

The accompanying notes are an integral part of these financial statements.

F-4

NAMI CORP.

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended
	September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(204,040)	$(96,203)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation	2,810	12,006
Rent expenses contributed to additional paid in capital	-	352
Imputed interest contributed as additional paid in capital	33,064	27,404
Change in assets and liabilities
Prepayment	(21,430)	-
Other receivable and deposits	(9,247)	657
Accounts Payable and accrued liabilities	(30,696)	17,855
Deferred rent expenses	-	(1,956)
Net cash provided by (used in) operating activities	(229,539)	(39,885)

CASH FLOWS FROM INVESTING ACTIVITIES
Repayment of investment in mineral trading, related party	-	187,932
Purchase of plant and equipment	(13,597)	(1,797)
Net cash provided by (used in) investing activities	(13,597)	186,135

CASH FLOWS FROM FINANCING ACTIVITIES
Series A Preferred Stock issued	9,773	-
Advances received from related parties	270,276	-
Repayments of related party advances	(15,164)	(132,146)
Net cash provided by (used in) financing activities	264,885	(132,146)

Effects on changes in foreign exchange rate	(1,573)	289

Net increase (decrease) in cash and cash equivalents	20,176	14,393
Cash and cash equivalents - beginning of period	19,072	9,861
Cash and cash equivalents - end of period	$39,248	$24,254

Supplemental Cash Flow Disclosures
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-Cash Investing and Financing Activity:
Reclassification of stock payable to additional paid in capital	$58,634	$-

The accompanying notes are an integral part of these financial statements.

F-5

NAMI CORP.

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

September 30, 2018

(Unaudited)

Note 1 – Organization and Summary of Significant Accounting Policies

The Company was incorporated in the State of Nevada as a for-profit Company on September 5, 2012.

On July 12, 2018, we completed a reverse acquisition transaction through a share exchange with GMCI, the sole SBS Mining Corp. Malaysia Sdn. Bhd (“SBS”) shareholder, whereby we acquired 100% of the outstanding shares of SBS from GMCI in exchange for the issuance of a total of 720,802,346 shares of our common stock to GMCI, representing 102.08% of our pre-merger issued and outstanding shares of common stock. As a result of the reverse acquisition, SBS became our wholly-owned subsidiary and the former SBS Shareholders, GMCI and subsequently its shareholders, became our controlling stockholders. The share exchange transaction was treated as a recapitalization, with SBS as the acquirer and the Company as the acquired party for accounting purposes. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of SBS.

SBS Mining Corp. Malaysia Sdn. Bhd., is a Malaysian corporation whose primary business is mining, exploration and trading of certain mineral ores and properties located in Malaysia. During fiscal 2017 the Company commenced revenue generating operations as a result of its mineral trading business (See Note 3). Essentially all of the Company’s property, plant and equipment assets are held in Malaysia. The functional currency of the Company is the Malaysian Ringgit (MYR).

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q and Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements.

Fiscal Year

The Company’s fiscal year end is June 30.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and are presented in U.S. dollars.

The amounts shown in these financial statements for periods prior to July 4, 2018 are those of SBS. For the period from July 5, 2018 through September 30, 2018, the amounts shown in these financial statements are the consolidated results of the Company including its wholly owned subsidiary, SBS.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s Form 8-K/A filed on September 9, 2018. The results of operations for the periods ended September 30, 2018 and the same period last year are not necessarily indicative of the operating results for the full years. In the opinion of management, the unaudited consolidated financial statements include all adjustments necessary for the fair presentation of the Company’s financial position and of the results of operations and cash flows for the periods presented, all such adjustments were of a normal and recurring nature, with the exception of the recapitalization related to the reverse acquisition transaction that occurred on July 12, 2018 which of a non-recurring nature.

F-6

Principles of Consolidation

The accompanying consolidated financial statements include all of the accounts of the Company and its wholly owned subsidiary SBS Mining Corp. Malaysia Sdn. Bhd. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from these estimates.

Revenue Recognition

Revenues are presented net of discounts. In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

The Company applies judgment with respect to whether it can establish a selling price based on third party evidence. The Company does not have any product offerings that would be considered multiple deliverables; therefore the pricing model is determined based on competitor prices for similar product offerings, and/or contracts independently negotiated between the Company and purchasers.

To date, all of the revenue recognized by the Company has been derived from transactions with related parties (See Note 3). In addition, all of the revenue recognized with those related parties has been based on verbal conditions. To date the Company has not entered into a formal written agreement for its commissions earned on the trading of unwashed bauxite ore. The Company has determined that in recording its revenue through September 30, 2018, that the selling price and other conditions derived from its transactions with related parties were not fixed and determinable until those trading commissions were paid to the Company by its related party. Because of this, through September 30, 2018, the Company has recorded its trading commissions earned with Sincere Pacific Mining (M) Sdn. Bhd. (“Sincere”) on the cash basis. In the future, should the Company enter into formal agreements, the recognition method may change.

Cash and Cash Equivalents

The company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At September 30, 2018, and June 30, 2018, cash includes cash on hand and cash in the bank. The Company operates in Malaysia where deposit insurance for deposits is provided up to MYR 250,000 (approximately US$60,000). From time to time the Company’s account balances may exceed that limit.

Fair Value of Financial Instruments

The carrying value of financial instruments including cash and cash equivalents, receivables, prepaid expenses, accounts payable and accrued expenses, approximates their fair value due to the relatively short-term nature of these instruments.

Foreign Currencies

Functional and presentation currency  - Items included in the financial statements of the Company are measured using the currency of the primary economic environment in which the entity operates (the ‘functional currency’). The financial statements are presented in US Dollars, which is the Company’s presentation currency. The functional currency of the Company’s is the Malaysian Ringgit.

Transactions and balances - Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of operations. The translation adjustments increases or decreases accumulated other comprehensive income included on the balance sheet.

F-7

Plant and equipment and depreciation

Plant and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Depreciation is calculated on straight line basis to write off the cost of plant and equipment over their expected useful lives at the following annual rates:

Motor Vehicles	20%
Office equipment	33%
Tools and equipment	33%
Computer and software	33%
Leasehold improvements	Term of lease
Furniture and Fixture	33%

Mineral Properties

The Company is planning on being engaged in the business of the acquisition, exploration, development, mining, and production of mineral properties and or resources, with a current emphasis on sea sand mining (see Note 9) and previous emphasis on iron ore, bauxite and tin. Mineral claims and other property acquisition costs are capitalized as incurred. Such costs are carried as an asset of the Group until it becomes apparent through exploration activities that the cost of such properties will not be realized through mining operations. Mineral exploration costs are expensed as incurred, and when it becomes apparent that a mineral property can be economically developed as a result of establishing proven or probable reserve, the exploration costs, along with mine development costs, are capitalized. The costs of acquiring mineral claims, capitalized exploration costs, and mine development costs are recognized for depletion and amortization purposes under the units-of-production method over the estimated life of the probable and proven reserves. If mineral properties, exploration, or mine development activities are subsequently abandoned or impaired, any capitalized costs are charged to operations in the current period.

Exploration expenditures

Exploration, acquisition (except for property purchase costs), and general and administrative costs related to exploration projects and prospecting activities are charged to expense as incurred. Exploration expenses in the three months ended September 30, 2018 and 2017 were $nil and $nil (see Note 9).

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. During the three months ended September 30, 2018 and 2017, there was impairment of long-lived assets of $nil and $nil, respectively.

Segment Reporting

FASB ASC 820 “Segments Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. Our proposed future business segments are expected to span more than one geographical area. Specifically, the Company intends to generate revenue through mineral trading and exploration activities.

F-8

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. This statement prescribes the use of the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company recognizes interest and penalties related to unrecognized tax benefits or failure to comply with local tax legislation within the income tax expense line in the accompanying Statement of Operations and Comprehensive Loss. Accrued interest and penalties are included within the related tax liability line in the Balance Sheets.

Loss Per Share

The Company follows the provisions of ASC Topic 260, Earnings per Share. Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Basic and diluted losses per share are the same as all potentially dilutive securities are anti-dilutive.

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock or conversion of notes into shares of the company’s common stock that could increase the number of shares outstanding and lower the earnings per share of the company’s common stock. This calculation is not done for periods in a loss position as this would be antidilutive. As of September 30, 2018, there were approximately 45,104 potentially diluted common shares outstanding and as of September 30, 2017, there were no stock options or stock awards, or other convertible securities that would have been included in the computation of diluted earnings per share that could potentially dilute basic earnings per share in the future.

Recently issued accounting pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 which was amended in August 2015 by Update No 2015-14: Revenue from Contracts with Customers. The standard outlines a five-step model for revenue recognition with the core principle being that a company should recognize revenue when it transfers control of goods or services to customers at an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Companies can choose to apply the standard using either the full retrospective approach or a modified retrospective approach. Under the modified approach, financial statements will be prepared for the year of adoption using the new standard but prior periods presented will not be adjusted. Instead, companies will recognize a cumulative catch-up adjustment to the opening balance of retained earnings. This new guidance is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period.

There are several new accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) which are not yet effective. Each of these pronouncements, as applicable, has been or will be adopted by the Company. As of September 30, 2018 and June 30, 2018, none of these pronouncements is expected to have a material effect on the financial position, results of operations or cash flows of the Company.

Under the JOBS Act, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have opted to take advantage of this extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to financial statements of companies that comply with public company effective dates.

F-9

Note 2 – Going Concern

For the three months ended September 30, 2018, the Company reported a net loss of $204,040. In addition, as of September 30, 2018, the Company had a working capital deficit of approximately $2.63 million with cash on hand less than $40,000. The Company believes that its existing capital resources are not adequate to enable it to execute its business plan and as of the date of these financial statements and has no firm commitment for either additional debt or equity financing available to it in order to meet its current commitments. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The Company estimates that it will require significant additional cash resources during fiscal 2019 and beyond, especially upon receipt of all of the necessary permits to commence sea sand mining operations (see Note 9). The Company has initiated a private placement of preference shares in order to meet its upcoming needs, however, the Company has received, as of the date of these financial statements, approximately $70,000 and has no firm commitments for additional funds. The accompanying financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flow or obtain additional financing, when required, we may have to modify, delay, or abandon some or all of our business and expansion plans.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amount and classification of liabilities that might result from this uncertainty.

Note 3 – Advance Payment on Mineral Trading – Related Party

In the year ended June 30, 2016, SBS advanced to Sincere Pacific Mining Sdn. Bhd. approximately $614,000 (MYR 2,774,000) for the purpose of commencing bauxite trading and financing activities. In that same period, the Company impaired all but $186,372 (MYR 800,000). During the year ended June 30, 2018, the Company received two repayments of MYR 500,000 and MYR 300,000 respectively, which reduced the amounts of the advance not impaired during the fiscal year ended June 30, 2016 to nil as of June 30, 2018. Should the Company, in future periods, collect further amounts under the trading program from its original advance, those amounts will be shown as income in the financial statements of the Company.

Note 4 – Plant and Equipment

	September 30,	June 30,
	2018	2018
Cost
Motor Vehicles	$15,706	$16,123
Office equipment	25,722	9,885
Computers and software	13,654	14,016
Tools and equipment	512	526
Furniture and Fixture	37,533	38,528
	93,127	79,078
Accumulated Depreciation	(63,246)	(59,353)
Plant and Equipment, Net	$29,881	$19,725

Depreciation for the three months ended September 30, 2018, and 2017 was $2,810 and $12,005, respectively.

Note 5 – Prepaid expenses and deposits

	September 30,	June 30,
	2018	2018

Sundry receivables	$-	$1,721
Deposits, including utility, security deposits	27,140	1,612
	$27,140	$3,333

F-10

Note 6 – Related party advances and expenses

Advances from related parties:

	September 30,	June 30,
	2018	2018

Advances from its Directors	$996,620	$1,066,278
Advances from related party	808,280	189,795
Advances from holding company	740,091	$740,091
Total	$2,544,991	$1,996,164

During the three months ended September 30, 2018 and 2017, the Company repaid advances from a director of $15,164 and $132,146, respectively.

During the three months ended September 30, 2018 and 2017, the Company received advances from a related party of $270,276 and nil, respectively.

The Company has imputed interest at the rate of approximately 6.5% on the advances made to the Company in the amount of $33,064 during the three months ended September 30, 2018, and has imputed interest at the rate of approximately 6.5% on the advances made to the Company in the amount of $27,404 during the three months ended September 30, 2017.

Note 7 – Commitments and Contingencies

Office Leases

During the three months ended September 30, 2018, and 2017, the Company expensed $nil and $46,158 with respect to its leasing obligations. During the year ended June 30, 2018, the Company terminated all of its outstanding lease obligations. All deposits under the office leases were forfeited to the landlord as required under the leases upon early termination.

Other matters

The Company is currently in negotiations with a related party, Nami Development Corp., in order to provide the Company with administrative support in the form of a management fee contract. The Company expects that it will obtain both executive and staff level support, office space and computer and other office equipment for all administrative functions sometime in the fiscal year ended September 30, 2019.

From time to time the Company may be subject to proceedings, lawsuits, and other claims related to government agencies, operations, shareholders and contracts. The Company is required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of accrual required, if any, for these contingencies is made after analysis of each matter. The required accrual, if any, may change in the future due to new developments in each matter or changes in settlement strategies. The Company does not believe that there are presently any such matters that will have a material adverse effect on its financial condition or results of operations.

Note 8 – Share Capital

Common Stock

The Company’s capitalization is 5,000,000,000 common shares with a par value of $0.001 per share. No preferred shares have been authorized or issued.

As of September 30, 2018, the Company has not granted any stock options and has not recorded any stock-based compensation.

On July 4, 2018, the Company entered into a Share Exchange Agreement with GMCI, as the shareholder (the “SBS Shareholders”) of SBS Mining Corp. Malaysia Sdn. Bhd., a Malaysian corporation (“SBS”), pursuant to which the Company acquired 100% of the issued and outstanding shares of SBS from GMCI in exchange for the issuance of 720,802,346 shares of the Company to GMCI. As a result of Exchange, SBS became wholly owned subsidiary of NAMI and GMCI became majority shareholder of NAMI owning 50.51% of capital stock of the Company.

On July 19, 2018, the Company was notified that GMCI approved and declared a dividend of shares of Nami to the stockholders of the GMCI, on a pro rata basis, determined in accordance with the number of shares of capital stock of the GMCI held by such stockholders, thereby transferring ownership of 100% of the outstanding shares of Nami held by GMCI to the stockholders of the GMCI (collectively, the “Nami Stock Dividend”). The Nami Stock Dividend was completed on August 21, 2018.

On September 30, 2018 and June 30, 2018 the Company had 1,426,927,346 and 706,125,000, respectively, common shares issued and outstanding.

F-11

Preferred Shares - SBS

In August 2018, SBS designated a new class of preferred equity, designated the 12% redeemable cumulative preference shares, in its attempt to raise capital for business expansion and exploration and mining activities. The Company authorized the issuance of up to 50 million shares at the issue price of MYR 1.0 per share. The new preferred equity carries a cumulative 12% preferred dividend, payable on a quarterly basis, based on the issue price of the preferred security. The preferred dividend will have priority to any payment of dividends on the common equity. The preferred shares automatically convert to NAMI Corp common shares two years after issuance if not converted earlier at the rate of USD $1.50 on then value translated into USD of each 12% redeemable cumulative preference share. In the event of the liquidation or winding up of the Company, the preferred shares are entitled to distributions prior to any amounts distributed to the common equity holders. The holders of the preferred shares, so long as the cumulative preferred dividend is timely paid each quarter, have no general voting rights, but have rights to vote on any matters that effect the provisions of the preference shares. In the event that the Company fails to timely make its quarterly dividend payment, the holders of the preferred equity receive the right to vote on any and all general corporate matters on a 1 for 1 basis with the number of preferred shares held.

In the period ended September 30, 2018, the Company was in discussion with certain investors for a private offering of a new class of preferred equity. Prior to the subscription for this new preferred equity, one investor advanced the Company $59,530 (MYR 240,000). In August 2018, the Company received a signed subscription from the preference share private placement for the amount tendered and will convert the payable to the preferred equity at the time of receipt of the signed subscription in the first quarter of Fiscal 2019.

In August 2018, the Company received approximately $9,078 (MYR 40,000) in a second subscription of its 12% redeemable cumulative preference shares.

Instruments Convertible into Common or Preferred Shares

As of September 30, 2018, and June 30, 2018, the Company had no instruments outstanding that were convertible into or exercisable into either common or preferred shares of the Company.

Note 9 – Sea Sand Mining Project

On August 30, 2017, SBS entered into an irrevocable right of use (“IRU”) agreement with JHW Holdings Sdn. Bhd. (“JHW”), whereby SBS shall be given exclusive rights to operate mining and extraction activities on the designated area (1,113 square kilometres outside the waters of the state of Terengganu, Malaysia, subject to certain terms and conditions therein) and manage all matters relating to the operations. The Company currently estimates that the acreage available under the IRU will provide approximately 5 years of sustained mining operations. As part of the IRU, the Company is responsible for all permitting costs (both for mining operation and for the right to sell the mined sand internationally) at both the state and federal levels of all applicable ministries and departments in Malaysia. As compensation for the IRU, the Company is obligated to remit to JHW on a quarterly basis, 25% of the profits from the mining activities, as defined within the agreement. The Company has submitted the required environmental and engineering assessments as part of the permitting process for approximately 383 square kilometres, but has not yet received approval of its submissions. The Company is expecting to receive approval for the rights in 2018 or early 2019. It is required to prepay MYR 500,000, of which SBS funded MYR 100,000 ($24,163) as of September 30, 2018.

As of September 30, 2018, the Company has capitalized $230,634 (MYR 954,477) of concession acquisition costs associated with the permit applications for the project.

F-12

Note 10 – Geographic Segment Reporting

The following table shows operating activities information by geographic segment for the three ended September 30, 2018 and 2017:

Three months ended September 30, 2018	USA	Malaysia	Total
Revenue	$-	$-	$-
Depreciation, depletion, amortization and impairment	-	(2,810)	(2,810)
General and administrative expenses	(152,334)	(18,839)	(171,173)
Other income (expenses)	-	(30,057)	(30,057)
Net loss	$(152,334)	$(51,706)	$(204,040)

Three months ended September 30, 2017	USA	Malaysia	Total
Revenue	$-	$49,281	$49,281
Depreciation, depletion, amortization and impairment	-	(12,005)	(12,005)
General and administrative expenses	-	(106,075)	(106,075)
Other income (expenses)	-	(27,404)	(27,404)
Net loss	$-	$(96,203)	$(96,203)

The following table shows assets information by geographic segment at September 30, 2018 and June 30, 2018:

As of September 30, 2018	USA	Malaysia	Total
Current assets	$2,778	$75,957	$78,735
Concession acquisition costs	-	230,634	230,634
Property and equipment, net	-	29,881	29,881
Total assets	$2,778	$336,472	$339,250

As of June 30, 2018	USA	Malaysia	Total
Current assets	$-	$81,355	$81,355
Concession acquisition costs	-	-	-
Property and equipment, net	-	46,345	46,345
Total assets	$-	$127,700	$127,700

F-13

SBS MINING CORP. MALAYSIA SDN BHD.

CONSOLIDATED FINANCIAL STATEMENTS AND REPORT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 30, 2018

F-14

  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors

of SBS Mining Corp Malaysia Sdn. Bhd., Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SBS Mining Corp. Malaysia Sdn. Bhd., Inc. (the “Company”) as of June 30, 2018 and 2017, the related statements of operations, comprehensive loss, stockholder’s deficit and cash flows for the years ended June 30, 2018 and 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses and has an accumulated deficit of $2,379,433 as of June 30, 2018 and needs to raise substantial amount of additional funds to meet its obligations and commence its mining operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ LJ Soldinger Associates, LLC

Deer Park, IL

September 20, 2018

We have served as the Company’s auditor since 2018.

F-15

SBS Mining Corp. Malaysia Sdn Bhd.

Balance Sheets

	June 30,	June 30,
	2018	2017
Current Assets
Cash and bank balances	$19,072	$9,852
Prepayment	435	-
Other receivables and deposits	3,333	56,883
Deposit on mineral property	-	186,372
Total current assets	22,840	253,107
Non-Current Assets
Concession acquisition costs	236,749	-
Plant and equipment, net	19,725	55,714
TOTAL ASSETS	$279,314	$308,821

Current Liabilities
Other payables and accruals	$114,726	$15,171
Deferred rent	-	8,079
Amount due to related parties	1,996,164	1,743,719
Stock payable	59,530	-
Total liabilities	2,170,420	1,766,969

Commitments and contingencies

Stockholder's Deficit
Share capital (par value MYR 1 [approximately $0.31] per share; 600,000 shares authorized, issued and outstanding as of June 30, 2018 and 2017, respectively)	183,652	183,652
Additional Paid in Capital	286,884	162,986
Accumulated deficit	(2,379,433)	(1,919,729)
Accumulated Other Comprehensive Income	17,791	114,943
Total Stockholder's Deficit	(1,891,106)	(1,458,148)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT	$279,314	$308,821

See accompanying notes to the audited financial statements

F-16

SBS Mining Corp. Malaysia Sdn Bhd.

Statements of Operations and Comprehensive Loss

	Year ended
	June 30,
	2018	2017
Revenue	$-	$-
Sales	51,534	32,737

Operating expenses
Depreciation, depletion, amortization and impairment	42,018	41,219
General and administrative expenses	345,322	416,736
Total operating expenses	387,340	457,955

Other expense
Interest expenses – related party	(123,898)	(100,175)
Total other expense	(123,898)	(100,175)

Loss before taxation	(459,704)	(525,393)
Income taxes	-	-
Net loss	$(459,704)	$(525,393)

Comprehensive Income (Loss):
Effect of foreign currency translation	(97,152)	68,370
Comprehensive Loss	$(556,856)	$(457,023)

PRO FORMA INFORMATION (Unaudited)

Basic and Diluted Common Shares Outstanding	720,802,346	720,802,346

Basic and Diluted Loss per Common Share	$0.00	$0.00

See accompanying notes to the audited financial statements

F-17

SBS Mining Corp. Malaysia Sdn Bhd.

Statements of Changes in Stockholder’s Deficit

			Additional		Accumulated Other	Total
	Common stock		Paid-In	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Capital	Deficit	Income	Deficit

Balance - June 30, 2016	600,000	$183,652	$61,411	$(1,394,336)	$46,573	$(1,102,700)

Imputed interest			100,175			100,175
Imputed rent			1,400			1,400
Foreign currency translation adjustment					68,370	68,370
Net Loss				(525,393)		(525,393)
Balance - June 30, 2017	600,000	$183,652	$162,986	$(1,919,729)	$114,943	$(1,458,148)

Imputed interest			123,898			123,898
Foreign currency translation adjustment					(97,152)	(97,152)
Net Loss				(459,704)		(459,704)
Balance - June 30, 2018	600,000	$183,652	$286,884	$(2,379,433)	$17,791	$(1,891,106)

See accompanying notes to the audited financial statements

F-18

SBS Mining Corp. Malaysia Sdn Bhd.

Statements of Cash Flows

	Year ended
	June 30,
	2018	2017
CASH FLOW FROM OPERATING ACTIVITIES:
Net Loss	$(459,704)	$(525,393)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation, depletion, amortization and impairment	42,018	41,219
Rent expenses contributed to additional paid in capital	-	1,400
Imputed interest contributed as additional paid in capital	123,898	100,175
Expenses paid directly by related party	162,008	159,386
Change in assets and liabilities
Other receivable and deposits	56,236	926
Deferred rent	(8,333)	8,091
Accounts Payable and accrued liabilities	96,389	(2,530)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	12,512	(216,726)

CASH FLOWS FROM INVESTING ACTIVITIES:
Receipt of trading advance	192,245	-
Concession acquisition costs	(229,367)
Purchase of plant and equipment	(968)	(34,814)
NET CASH USED IN INVESTING ACTIVITIES	(38,090)	(34,814)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock payable	57,673	-
Advances received from related parties	257,672	893,748
Repayments of related party advances	(281,782)	(637,915)
NET CASH PROVIDED BY FINANCING ACTIVITIES	33,563	255,833

Effects of changes in foreign exchange rate	1,235	(8,493)

NET CHANGE IN CASH	9,220	(4,200)
CASH AT BEGINNING OF PERIOD	9,852	14,052
CASH AT END OF PERIOD	$19,072	$9,852

Cash Paid during the year for:
Interest	$-	$-
Income Taxes	$-	$-

Supplemental Non-Cash Information
Property, plant and equipment paid for directly by related party	$1,860	$-
Landlord deposits funded directly by related party	$-	$51,317

See accompanying notes to the audited financial statements

F-19

SBS Mining Corp. Malaysia Sdn Bhd.

NOTES TO THE FINANCIAL STATEMENTS

Note 1 – Organization and Summary of Significant Accounting Policies

SBS Mining Corp. Malaysia Sdn. Bhd., ("the Company") is a Malaysian corporation whose primary business is mining, exploration and trading of certain mineral ores and properties located in Malaysia.

Currently the Company is principally engaged in the prospecting of minerals and ultimately the mining of minerals upon successful exploration. During fiscal 2017 the Company commenced revenue generating operations as a result of its mineral trading business (See Note 3). Essentially all of the Company's property, plant and equipment assets are held in Malaysia. The functional currency of the Company is the Malaysian Ringgit (MYR).

As of June 30, 2018, the Company was a wholly owned subsidiary of GMCI Corp (see below).

In July 2018, the Company was acquired by NAMI Corp (see Note 11).

Fiscal Year

The Company's fiscal year end is June 30.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP") and are presented in U.S. dollars.

As noted above, as of June 30, 2018 and 2017, all of the issued and outstanding common shares of the Company were held by the Company’s parent, GMCI Corp. These financial statements are not consolidated with the Company’s parent but are presented independently and are considered “carve out” financial statements under accounting principles generally accepted in the United States as, subsequent to June 30, 2018 (see Note 11), the Company has been acquired by NAMI Corp. and therefore the separate presentation to show only the financial position and results of operations of the Company are presented.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from these estimates.

Revenue Recognition

Revenues are presented net of discounts. In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the customer, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

F-20

The Company applies judgment with respect to whether it can establish a selling price based on third party evidence. The Company does not have any product offerings that would be considered multiple deliverables; therefore the pricing model is determined based on competitor prices for similar product offerings, and/or contracts independently negotiated between the Company and purchasers.

To date, all of the revenue recognized by the Company has been derived from transactions with related parties (See Note 3). In addition, all of the revenue recognized with those related parties has been based on verbal conditions. To date the Company has not entered into a formal written agreement for its commissions earned on the trading of unwashed bauxite ore. The Company has determined that in recording its revenue through June 30, 2018, that the selling price and other conditions derived from its transactions with related parties were not fixed and determinable until those trading commissions were paid to the Company by its related party. Because of this, through June 30, 2018, the Company has recorded its trading commissions earned with Sincere Pacific Mining (M) Sdn. Bhd. ("Sincere") on the cash basis. In the future, should the Company enter into formal agreements, the recognition method may change.

Cash and Cash Equivalents

The company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At June 30, 2018 and 2017, cash includes cash on hand and cash in the bank. The Company operates in Malaysia where deposit insurance for deposits is provided up to MYR 250,000 (approximately US$62,010). From time to time the Company's account balances may exceed that limit.

Fair Value of Financial Instruments

The carrying value of financial instruments including cash and cash equivalents, receivables, prepaid expenses, accounts payable and accrued expenses, approximates their fair value due to the relatively short-term nature of these instruments.

Foreign Currencies

Functional and presentation currency - Items included in the financial statements of the Company are measured using the currency of the primary economic environment in which the entity operates (the 'functional currency'). The financial statements are presented in US Dollars, which is the Company's presentation currency. The functional currency of the Company's is the Malaysian Ringgit.

Transactions and balances - Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of operations. The translation adjustments increases or decreases accumulated other comprehensive income included on the balance sheet.

Plant and equipment and depreciation

Plant and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Depreciation is calculated on straight line basis to write off the cost of plant and equipment over their expected useful lives at the following annual rates:

Motor Vehicles	20%
Office equipment	33%
Tools and equipment	33%
Computer and software	33%
Leasehold improvements	Term of lease
Furniture and Fixture	33%

F-21

Mineral Properties

The Company is planning on being engaged in the business of the acquisition, exploration, development, mining, and production of mineral properties and or resources, with a current emphasis on sea sand mining (see Note 10) and previous emphasis on iron ore, bauxite and tin. Mineral claims and other property acquisition costs are capitalized as incurred. Such costs are carried as an asset of the Group until it becomes apparent through exploration activities that the cost of such properties will not be realized through mining operations. Mineral exploration costs are expensed as incurred, and when it becomes apparent that a mineral property can be economically developed as a result of establishing proven or probable reserve, the exploration costs, along with mine development costs, are capitalized. The costs of acquiring mineral claims, capitalized exploration costs, and mine development costs are recognized for depletion and amortization purposes under the units-of-production method over the estimated life of the probable and proven reserves. If mineral properties, exploration, or mine development activities are subsequently abandoned or impaired, any capitalized costs are charged to operations in the current period.

Exploration expenditures

Exploration, acquisition (except for property purchase costs), and general and administrative costs related to exploration projects and prospecting activities are charged to expense as incurred. Exploration expenses in the fiscal year ended June 30, 2018 and 2017, $nil and $nil (see Note 11).

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value. During the fiscal year ended June 30, 2018 and 2017, there was impairment of long-lived assets of $19,549 and $0, respectively.

Segment Reporting

FASB ASC 820 "Segments Reporting" establishes standards for reporting information about operating segments on a basis consistent with the Company's internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. Our proposed future business segments are expected to span more than one geographical area. Specifically, the Company intends to generate revenue through mineral trading and exploration activities.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. This statement prescribes the use of the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company recognizes interest and penalties related to unrecognized tax benefits or failure to comply with local tax legislation within the income tax expense line in the accompanying Statement of Operations and Comprehensive Loss. Accrued interest and penalties are included within the related tax liability line in the Balance Sheets.

Loss Per Share

The Company follows the provisions of ASC Topic 260, Earnings per Share. Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Basic and diluted losses per share are the same as all potentially dilutive securities are anti-dilutive.

F-22

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock or conversion of notes into shares of the company's common stock that could increase the number of shares outstanding and lower the earnings per share of the company's common stock. This calculation is not done for periods in a loss position as this would be antidilutive. As of the fiscal year ended June 30, 2018 and 2017, there were no stock options or stock awards, or other convertible securities that would have been included in the computation of diluted earnings per share that could potentially dilute basic earnings per share in the future.

Pro Forma Financial Information

Pursuant to Securities and Exchange Commission Staff Accounting Bulletin Number 1B.2 “Pro Forma Financial Statements and Earnings per Share” (“SAB 1B.2”), pro forma information on the face of the income statement has been presented which reflects the pro forma impact as if the Company had merged with NAMI Corp. as of July 1, 2016 and has therefore presented a pro forma earnings per share based on the shares to be issued to the owner of the Company as consideration for the merger.

Recently issued accounting pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 which was amended in August 2015 by Update No 2015-14: Revenue from Contracts with Customers. The standard outlines a five-step model for revenue recognition with the core principle being that a company should recognize revenue when it transfers control of goods or services to customers at an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. Companies can choose to apply the standard using either the full retrospective approach or a modified retrospective approach. Under the modified approach, financial statements will be prepared for the year of adoption using the new standard but prior periods presented will not be adjusted. Instead, companies will recognize a cumulative catch-up adjustment to the opening balance of retained earnings. This new guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period.

There are several new accounting pronouncements issued by the Financial Accounting Standards Board ("FASB") which are not yet effective. Each of these pronouncements, as applicable, has been or will be adopted by the Company. As of June 30, 2018 and 2017, none of these pronouncements is expected to have a material effect on the financial position, results of operations or cash flows of the Company.

Under the JOBS Act, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of this extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to financial statements of companies that comply with public company effective dates.

Note 2 – Going Concern

At June 30, 2018, the Company reported a net loss of $459,704. In addition, as of June 30, 2018, the Company had a working capital deficit of approximately $2.15 million with cash on hand less than $20,000. The Company believes that its existing capital resources are not adequate to enable it to execute its business plan and as of the date of these financial statements and has no firm commitment for either additional debt or equity financing available to it in order to meet its current commitments. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. The Company estimates that it will require significant additional cash resources during fiscal 2019 and beyond, especially upon receipt of all of the necessary permits to commence sea sand mining operations (see Note 11). The Company has initiated a private placement of preference shares in order to meet its upcoming needs, however, the Company has received, as of the date of these financial statements, approximately $70,000 and has no firm commitments for additional funds. The accompanying financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flow or obtain additional financing, when required, we may have to modify, delay, or abandon some or all of our business and expansion plans.

F-23

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amount and classification of liabilities that might result from this uncertainty.

Note 3 –Advance Payment on Mineral Trading – Related Party

In the year ended June 30, 2016, the Company advanced to Sincere Pacific Mining Sdn. Bhd. approximately $614,000 (MYR 2,774,000) for the purpose of commencing bauxite trading and financing activities. In that same period, the Company impaired all but $186,372 (MYR 800,000). During the year ended June 30, 2018, the Company received two repayments of MYR 500,000 and MYR 300,000 respectively, which reduced the amounts of the advance not impaired during the fiscal year ended June 30, 2016 to nil as of June 30, 2018. Should the Company, in future periods, collect further amounts under the trading program from its original advance, those amounts will be shown as income in the financial statements of the Company.

During the year ended June 30, 2018 the Company earned revenue from its bauxite trading activities and concluded shipments for an additional 60,000 tonnes of gross washed bauxite (net dry weight of 49,006 tonnes) for net commissions of $51,534 converted at agreed rates of conversion to RM of between 3.857 and 4.3021 for total proceeds of MYR 210,005, after adjustment for certain offset required.

Note 4 – Plant and Equipment

	June 30,	June 30,
	2018	2017
Cost
Motor Vehicles	$16,123	$96,404
Office equipment	9,885	14,642
Computers and software	14,016	10,178
Tools and equipment	526	494
Leasehold improvements	-	12,400
Furniture and Fixture	38,528	34,766
	79,078	168,884
Accumulated Depreciation	(59,353)	(113,170)
Plant and Equipment, Net	$19,725	$55,714

Depreciation for the fiscal year ended June 30, 2018 and 2017 was $22,469 and $41,219, respectively.

During the year ended June 30, 2018, the Company recorded $19,549 as an impairment of fixed assets.

Note 5 – Advances to Nami Corp

In the year ended June 30, 2018, the Company advanced $186,372 (MYR 716,856) to NAMI Corp. The advances were made without documentation, are due on demand and are non-interest bearing. The amounts were repaid prior to June 30, 2018.

F-24

Note 6 – Prepaid expenses and deposits

	June 30,	June 30,
	2018	2017

Sundry receivables	$1,721	$2,190
Deposits, including utility, security deposits	1,612	54,693
	$3,333	$56,883

Note 7 – Related party advances and expenses

Advances from related parties:

	June 30,	June 30,
	2018	2017

Advances from its Directors	$1,066,278	$1,086,254
Advances from related party	189,795	-
Advances from holding company	740,091	$657,465
Total	$1,996,164	$1,743,719

Directors of the Company have leased shared office space for corporate operations the cost of which is $350 (MYR 1,500 per quarter), the use of which is provided to the Company free of charge by our directors. We have recorded an amount of $Nil and $1,400 as contributed capital during the fiscal year ended June 30, 2018 and 2017.

During the year ended June 30, 2018 and 2017, the Company was advanced cash proceeds in the amount of $257,672 and $893,748, respectively, by directors or entities with common directors to meet operational shortfalls. In addition during the year ended June 30, 2018 and 2017 related parties were repaid, in cash, $281,783, and $637,915, respectively. During the year ended June 30, 2018 and 2017, the Company was advanced $162,008 and $159,386, respectively, for payment of expenses directly to vendors by related parties.

The Company has imputed interest at the rate of approximately 6.5% on the advances made to the Company in the amount of $100,715 during the year ended June 30, 2017, and has imputed interest at the rate of approximately 6.5% on the advances made to the Company in the amount of $123,898 during the year ended June 30, 2018.

Note 8 – Commitments and Contingencies

Office Leases

On July 25, 2016 and September 15, 2016 respectively the Company entered into lease agreements for two individual corporate offices at Tower 1, Avenue 3, The Horizon, Bangsar South City, Kuala Lumpur, Malaysia 59200. The leased premises occupy a total of 5,652 square feet on level 1 and 5,773 square feet on level 5, and each allowed for one month free rent in order to renovate and occupy the space.

F-25

Under the terms of the lease(s) the Company will pay monthly rent of $7,242 USD (RM$31,086) for Level 1 and $7,397 USD (RM$31,752) for Level 5, and shall be responsible for all monthly utilities. The Company has recorded deferred rent for each of the Level 1 and Level 5 leases in the amount of one month's rent respectively for each of the leases in order to account for the free month of occupancy included in the terms of the lease. Deferred rent is being amortized over the term of the lease(s). Security deposits of two months' rent for Level 1 and Level 5 totaling $43,917 USD (RM$188,513), and a deposit for utilities with a cumulative total of $7,320 USD (RM$31,419) were remitted by a related party.

During the fiscal year ended June 30, 2018 and 2017 the Company expended a total of $139,872 (MYR 569,993) and $170,558 (RM 730,963) with respect to all of its leasing obligations. During the year ended June 30, 2018, the Company terminated all of its outstanding lease obligations. All deposits under the office leases were forfeited to the landlord as required under the leases upon early termination.

Other matters

The Company is currently in negotiations with a related party, Nami Development Corp., in order to provide the Company with administrative support in the form of a management fee contract. The Company expects that it will obtain both executive and staff level support, office space and computer and other office equipment for all administrative functions sometime in the fiscal year ended September 30, 2019.

From time to time the Company may be subject to proceedings, lawsuits, and other claims related to government agencies, operations, shareholders and contracts. The Company is required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of accrual required, if any, for these contingencies is made after analysis of each matter. The required accrual, if any, may change in the future due to new developments in each matter or changes in settlement strategies. The Company does not believe that there are presently any such matters that will have a material adverse effect on its financial condition or results of operations.

Note 9 – Share Capital

Common Stock

The Company’s authorized capital consists of 600,000 shares of common stock with a par value of MYR 1 per share. All 600,000 shares of common stock of the Company are issued and held by GMCI Corp. as of June 30, 2018 and 2017.

Instruments Convertible into Common or Preferred Shares

As of June 30, 2018 and 2017, the Company had no instruments outstanding that were convertible into or exercisable into either common or preferred shares of the Company.

Note 10 – Sea Sand Mining Project

On August 30, 2017, SBS entered into an irrevocable right of use (“IRU”) agreement with JHW Holdings Sdn. Bhd. (“JHW”), whereby SBS shall be given exclusive rights to operate mining and extraction activities on the designated area (383 square kilometres outside the waters of the state of Terengganu, Malaysia, subject to certain terms and conditions therein) and manage all matters relating to the operations. The Company currently estimates that the acreage available under the IRU will provide approximately 5 years of sustained mining operations. As part of the IRU, the Company is responsible for all permitting costs (both for mining operation and for the right to sell the mined sand internationally) at both the state and federal levels of all applicable ministries and departments in Malaysia. As compensation for the IRU, the Company is obligated to remit to JHW on a quarterly basis, 25% of the profits from the mining activities, as defined within the agreement. The Company has obtained the approval to the required environmental and engineering assessments as part of the permitting process for approximately 20 square kilometers.

F-26

During the year ended June 30, 2018, the Company capitalized $236,749 (MYR 954,477) of concession acquisition costs associated with the permit applications for the project.

Note 11 – Stock Payable

In the period ended June 30, 2018, the Company was in discussion with certain investors for a private offering of a new class of preferred equity (see Note 13). Prior to the subscription for this new preferred equity, one investor advanced the Company $59,530 (RM 240,000). In August 2018, the Company received a signed subscription from the preference share private placement for the amount tendered and will convert the payable to the preferred equity at the time of receipt of the signed subscription in the first quarter of Fiscal 2019.

Note 12 – Income Taxes

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During 2018 and 2017, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $1.472 million and $897,000 at June 30, 2018 and 2017 respectively, and will begin to expire in the year 2034.

Net deferred tax assets were made up of the following items as of June 30:

	2018	2017
Deferred tax assets:
Impairment of related party receivables	105,600	106,000
Depreciation of Property, Plant and Equipment	7,000	5,200
Impairment of mining expenditures	-	20,000
Other	15,000
Net operating loss carryforwards	353,000	215,000
Total long-term deferred tax asset	480,600	346,200
Deferred tax liabilities:
Related party liabilities	(29,800)	-
Concession acquisition costs	(56,800)	-
Total deferred tax liabilities	(86,600)	-
Valuation Allowance	(394,000)	(346,200)

Total Net Deferred Tax Assets	-	-

The difference from the reported income tax benefit to that expected from the loss from operations computed using the Malay statutory federal income tax rate of 24% is as follows for June 30:

	2018	2017

Expected income tax benefit	(110,300)	(126,000)
Permanent timing differences	39,900	25,000
Other	22,600
Valuation allowance	47,800	101,000

Reported income tax expense (benefit)	-	-

F-27

Note 13 – Subsequent events

NAMI Corp. Acquisition

In July 2018, the Company was acquired by NAMI Corp. in a Securities Exchange Agreement completed with the Company’s prior parent, GMCI Corp. In exchange for the issuance of 720,802,346 common shares of NAMI Corp. to GMCI Corp., NAMI Corp. received the 600,000 common shares of the Company. Because NAMI Corp. is a public shell, as defined by the United States Securities and Exchange Commission and GMCI Corp. shareholders will receive in excess of 50.1% of the issued and outstanding shares of NAMI Corp., the transaction will not be accounted for as a business combination, but instead as a recapitalization of the Company into NAMI Corp.

On July 19, 2018, the Board deems it to be in the best interests of the GMCI and its stockholders for GMCI to approve and declare a dividend of shares of Nami to the stockholders of the GMCI, on a pro rata basis, determined in accordance with the number of shares of capital stock of the GMCI held by such stockholders, thereby transferring ownership of 100% of the outstanding shares of Nami held by GMCI to the stockholders of the GMCI (collectively, the “Nami Stock Dividend”). The Nami Stock Dividend was completed on August 21, 2018.

In August 2018, the Company designated a new class of preferred equity, designated the 12% redeemable cumulative preference shares, in its attempt to raise capital for business expansion and exploration and mining activities. The Company authorized the issuance of up to 50 million shares at the issue price of MYR 1.0 per share. The new preferred equity carries a cumulative 12% preferred dividend, payable on a quarterly basis, based on the issue price of the preferred security. The preferred dividend will have priority to any payment of dividends on the common equity. The preferred shares automatically convert to NAMI Corp common shares at the rate of USD $1.50 on then value translated into USD of each 12% redeemable cumulative preference share at the company redemption date which is 2nd anniversary of the issuance date. In the event of the liquidation or winding up of the Company, the preferred shares are entitled to distributions prior to any amounts distributed to the common equity holders. The holders of the preferred shares, so long as the cumulative preferred dividend is timely paid each quarter, have no general voting rights, but have rights to vote on any matters that effect the provisions of the preference shares. In the event that the Company fails to timely make its quarterly dividend payment, the holders of the preferred equity receive the right to vote on any and all general corporate matters on a 1 for 1 basis with the number of preferred shares held.

In august 2018, the Company received approximately $10,000 (MYR 40,000) in a second subscription of its 12% redeemable cumulative preference shares.

In August 2018, Nami Development Corp. advanced to the Company approximately $128,000 (MYR 526,650).

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Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 9A. CONTROLS AND PROCEDURES

(a)	Evaluation of Disclosure Controls and Procedures

We maintain “disclosure controls and procedures,” as this term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act, that are designed to provide reasonable assurance that information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Our management, including the Chief Executive Officer and Chief Financial Officer, is engaged in a comprehensive effort to review, evaluate, and improve our controls; however, management does not expect that our disclosure controls will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives are met. Additionally, in designing disclosure controls and procedures, our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible disclosure controls and procedures. The design of any disclosure controls and procedures is also based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Based on their evaluation as of the end of the period covered by this Registration Statement, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were not effective to provide reasonable assurance as of June 30, 2018.

(b)	Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting as of June 30, 2018. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control—Integrated Framework (2013). Based on our assessment using those criteria, we concluded that our internal control over financial reporting was not effective as of June 30, 2018.

(c)	Changes in Internal Control Over Financial Reporting

There was one change in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) identified in connection with our evaluation that occurred as of the end of the period covered by this Registration Statement that has materially affected or is reasonably likely to materially affect our internal control over financial reporting. That change consisted of our contracting with a consulting firm to assist us in converting our results in Malaysia, which are accounted for under Malay Generally Accepted Accounting Principles (“GAAP”) into US GAAP.

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PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the securities being registered. No portion of any of such expenses will be borne by any of the selling stockholders.

SEC Registration	$11,722.04
Legal Fees and Expenses*	$50,000
Accounting Fees*	$10,000
Miscellaneous*	$2,000
Total	$73,222.04

Item 14. Indemnification of Directors and Officers.

The Nevada Business Corporation Act permits Nevada corporations such as ours to include in the articles of incorporation a provision eliminating or limiting directors' exposure to liability for monetary damages for breaches of their duty of care as directors, if the director acted in good faith and with ordinary care. The act does not eliminate the directors' liability for monetary damages for acts or omissions not in good faith or involving the intentional violations of law, the improper purchase or redemption of stock, payment of improper dividends or any transaction from which the director received an improper personal benefit.

The act also permits Nevada corporations to include in the articles of incorporation a provision to indemnify any and all persons it has the power to indemnity. The act provides that a Nevada corporation may indemnify a person who was, is or is threatened to be made, a named party in a proceeding because the person is or was acting on behalf of the corporation. The indemnification by the corporation may be made if it is determined that the person conducted himself in good faith, reasonably believed that the conduct was in the corporation's best interests if the indemnitee is a director, or was at least not opposed to the corporations' best interests if the person was someone other than a director. Directors may not be indemnified if the person improperly benefited personally or the person is found liable to the corporation. The indemnification may be in respect of judgments, penalties, fines, settlements and reasonable expenses actually incurred.

We have implemented the above-described provisions in our articles of incorporation. In addition, our by-laws provide for similar provisions. We do not have separate agreements of indemnification or advancement of expenses. We do not have directors and officers insurance.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, indemnification is against public policy and is therefore unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by us of expenses incurred by a director, officer or controlling person in successful defense of any action, suit or proceedings, is asserted by such director, officer or controlling person in connection with the securities being offered or sold by us, we will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the federal securities law, and will be governed by the final adjudication of such case.

Item 15. Recent sales of unregistered securities.

In October 2016, the Company’s Board of directors approved a 7:1 forward split. All share and per share amounts herein reflect the impact of the forward split.

On July 12, 2018, we issued a total of 720,802,346 shares of common stock to GMCI in exchange for all the capital stock GMCI held in SBS in connection with the SBS Acquisition.

The shares of common stock referenced above were issued in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering, or Regulation D promulgated thereunder. These issuances were exempt transactions pursuant to Section 4(2) of the Securities Act as they were private transactions by the Company and did not involve any public offering.

Issuer Purchases of Equity Securities

We did not repurchase any of our equity securities during the year ended 2018, 2017, or 2016.

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Item 16. EXHIBITS

Exhibit No.	Description
2.1	Share Exchange Agreement dated as of July 4, by and between NAMI and GMCI (1)
3.1	Articles of Incorporation (2)
3.2	Amendment to the Company’s Articles of Incorporation (3)
3.3	Articles of Merger (4)
3.4	Bylaws (2)
5.1	Opinion of Wilson Bradshaw & Cao, LLP*
10.1	Agreement between SBS and JHW dated August 30, 2017(5)
10.2	Subscription Agreement for Redeemable Convertible Preference Shares of SBS*
10.2	Termination agreement of letter of intent dated July 4, 2018(1)
23.1	Consent of LJ Soldinger Associates, LLC*
23.2	Consent of Wilson Bradshaw & Cao, LLP (included in Exhibit 5.1)*.
24.1	Power of Attorney (included on signature page)*

____________

*	Filed herewith.

(1)	Incorporated by reference from our Form 8-K filed on July 6, 2018

(2)	Incorporated by reference from our Registration Statement on Form S-1 filed on March 01, 2013

(3)	Incorporated by reference from Exhibit 3.(I) of our Form 8-K filed on December 16, 2016

(4)	Incorporated by reference from Exhibit 3.(II) of our Form 8-K filed on December 16, 2016

(5)	Incorporated by reference from Exhibit 10.1 of our Form 8-K filed on July 13, 2018

(6)	Incorporated by reference from Exhibit 10.2 of our Registration Statement on Form S-1 filed on November 13, 2018

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Item 17. Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kuala Lumpur, Malaysia, on November 26, 2018

NAMI Corp

By:	/s/ Lew Sze How
Lew Sze How
Chief Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of Nami Corp and in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Calvin Chin	Chief Executive Officer, Principle Executive Officer	November 26, 2018
Calvin Chin

POWER OF ATTORNEY AND SIGNATURES

The undersigned, a majority of the officers and directors of the company hereby constitute and appoint Lew Sze How and Calvin Chin, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents to take any actions to enable the company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Calvin Chin
Calvin Chin	Chief Executive Officer (Principal Executive Officer)	November 26, 2018

/s/Lew Sze How	Chief Financial Officer of Compliance (Principal Financial Officer)	November 26, 2018
Lew Sze How

/s/ MW Jason Chan
MW Jason Chan	Chief Financial Officer of Operations	November 26, 2018

/s/ Chantel Chan
Chantel Chan	Chief Operation Officer of Compliance	November 26, 2018

/s/ SN Loh
SN Loh	Chief Operation Officer of Operations	November 26, 2018

/s/ Ong Tee Keat
Ong Tee Keat	Chairman	November 26, 2018

/s/ Nik Ismail bin Nik Yusoff
Nik Ismail bin Nik Yusoff	Director	November 26, 2018

/s/Abdul Aziz bin Abdul Jaafar
Abdul Aziz bin Abdul Jaafar	Director	November 26, 2018

/s/Soh Ooi Tech
Soh Ooi Tech	Director	November 26, 2018

/s/Lok Khing Ming
Lok Khing Ming	Executive Director	November 26, 2018

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